UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HYSTER-YALE MATERIALS HANDLING, INC.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING

PROXY STATEMENT

PART ONE - CORPORATE GOVERNANCE INFORMATION
Composition of the Board
Directors' Meetings and Committees
Board Leadership Structure
Board Oversight of Risk Management
Code of Conduct
Review and Approval of Related Party Transactions
Communication with Directors
Report of the Audit Review Committee

PART TWO - PROPOSALS TO BE VOTED ON AT THE 2016 ANNUAL MEETING
Election of Directors (Proposal 1)
Director Nominee Information
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Advisory Vote to Approve the Company's Named Executive Officer Compensation (Proposal 2)
Confirmation of Appointment of Ernst & Young, LLP, the Independent Registered Public Accounting Firm of the Company, for the Current Fiscal Year (Proposal 3)

PART THREE - EXECUTIVE COMPENSATION INFORMATION
Summary of Our Executive Compensation Program
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards
Equity Compensation
Potential Payments upon Termination/Change in Control
Nonqualified Deferred Compensation Benefits
Defined Benefit Pension Plans

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Class A Common Stock
Class B Common Stock

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES

SUBMISSION OF STOCKHOLDER PROPOSALS

SOLICITATION OF PROXIES

OTHER MATTERS

FORM OF PROXY CARD

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069

NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders of Hyster-Yale Materials Handling, Inc. (the "Company") will be held on Wednesday, May 4, 2016 at 9:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect ten directors for the ensuing year;

2.	To act on an advisory vote to approve the Company's Named Executive Officer compensation;

3.	To confirm the appointment of Ernst & Young, LLP, the independent registered public accounting firm of the Company, for the current fiscal year; and

4.	To conduct any other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 7, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The 2016 Proxy Statement and related form of proxy are being mailed to stockholders commencing on or about March 18, 2016.

Charles A. Bittenbender
Secretary
March 18, 2016
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on May 4, 2016
The 2016 Proxy Statement and 2015 Annual Report are available, free of charge, at
http://www.hyster-yale.com by clicking on the "2016 Annual Meeting Materials" link and then clicking on either the "2016 Proxy Statement" link or the "2015 Annual Report" link, as appropriate.
If you wish to attend the meeting and vote in person, you may do so.

The Company's Annual Report for the year ended December 31, 2015 is being mailed to stockholders with the 2016 Proxy Statement. The 2015 Annual Report contains financial and other information about the Company, but is not incorporated into the 2016 Proxy Statement and is not deemed to be a part of the proxy soliciting material.
If you are a holder of record and do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If your shares are held in street name by your broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee.

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069

PROXY STATEMENT — MARCH 18, 2016
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hyster-Yale Materials Handling, Inc., a Delaware corporation, of proxies to be used at the annual meeting of stockholders of the Company to be held on May 4, 2016 (the "Annual Meeting"). The terms the "Company," "Hyster-Yale," "we," "our" and "us" refer to Hyster-Yale Materials Handling, Inc. This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 18, 2016.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

•	for the election of each director nominee;

•	for the approval of the Company's Named Executive Officer compensation;

•	for the confirmation of the appointment of Ernst & Young, LLP, the independent registered public accounting firm of the Company, for the current fiscal year; and

•	as recommended by our Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders' own discretion.
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 7, 2016 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 12,435,439 outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Common"), entitled to vote at the Annual Meeting and 3,941,712 outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Common"), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the ten directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Bylaws, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors of election will also treat proxies held in "street name" by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting ("broker non-votes") as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.
In accordance with Delaware law, the ten director nominees receiving the greatest number of votes will be elected directors.
In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that is present in person or represented by proxy and that is actually voted is required to approve all other proposals that are brought before the Annual Meeting. As a result, abstentions and broker non-votes in respect of any proposal will not be counted and will have no effect for purposes of determining whether a proposal has received the requisite approval by our stockholders.
In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART ONE - CORPORATE GOVERNANCE INFORMATION

Composition of the Board
Directors are elected at each annual meeting to serve for one-year terms and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. During fiscal year 2015, our Board of Directors consisted of eleven directors until the retirement of Michael E. Shannon on May 14, 2015, at which time the Board of Directors was reduced to ten.

Directors' Meetings and Committees
The Board of Directors has an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee and an Executive Committee. The members and responsibilities of such committees are as follows:

Name	Independent	Audit Review	Compensation	Nominating and Corporate Governance	Finance	Executive
J.C. Butler, Jr.	No				X
Carolyn Corvi	Yes	X	X		Chair	X
John P. Jumper	Yes	X	Chair	X		X
Dennis W. LaBarre	Yes			Chair	X	X
F. Joseph Loughrey	Yes	Chair		X		X
Alfred M. Rankin, Jr.	No				X	Chair
Claiborne R. Rankin	No				X
John M. Stropki	Yes		X	X
Britton T. Taplin	Yes				X
Eugene Wong	Yes	X	X
Our Board of Directors held nine meetings in 2015. During their tenure in 2015, all of the directors attended at least 75 percent of the total meetings held by our Board of Directors and by the committees on which they served.
Our Board of Directors has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families and their voting history, we have the characteristics of, and may be, a "controlled company," as defined in Section 303A of the New York Stock Exchange ("NYSE") listing standards. While our Board of Directors has determined that we could be characterized as a "controlled company," it has elected not to make use at the present time of any of the exceptions to the NYSE listing standards that are available to controlled companies.
In accordance with the rules of the NYSE, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee will preside at such meeting. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of the director who should preside at such additional meetings will be made based upon the principal subject matter to be discussed at each such meeting. A meeting of the non-management directors was held on February 10, 2016.
We hold a regularly scheduled meeting of our Board of Directors in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2015 Annual Meeting of Stockholders, with the exception of Mr. Shannon, attended the meeting in person or by electronic means.

Audit Review Committee
2015 Meetings: 7

Members:	•	The Audit Review Committee has the responsibilities set forth in its charter, including, among others:
Carolyn Corvi		•	the quality and integrity of our financial statements;
John P. Jumper		•	monitor our compliance with legal and regulatory requirements;
F. Joseph Loughrey (Chair)		•	the adequacy of our internal controls;
Eugene Wong		•	our guidelines and policies to monitor and control our major financial risk exposures;
Michael E. Shannon*		•	the qualifications, independence, selection and retention of the independent registered public accounting firm;
		•	the performance of our internal audit function and independent registered public accounting firm;
		•	assisting our Board of Directors and us in interpreting and applying our Corporate Compliance
Program and other issues related to corporate and employee ethics; and
		•	preparing the Annual Report of the Audit Review Committee to be included in our proxy statement.
	•	No member of the Committee serves on more than three public company audit committees.
	•	All members have been determined to be independent and financially literate under NYSE listing standards and rules of the U.S. Securities and Exchange Commission (the "SEC") as applicable.
	•	The Board has determined that Mr. Loughrey is an "audit committee financial expert" as defined by the SEC and that he has accounting and related financial management expertise as required by
NYSE listing standards.

Nominating and Corporate Governance Committee
2015 Meetings: 2

Members:	•	The Nominating and Corporate Governance Committee (the "NCG Committee") has the
John P. Jumper		responsibilities set forth in its charter, including, among others:
Dennis W. LaBarre (Chair)		•	the review and making of recommendations to our Board of Directors of the criteria
F. Joseph Loughrey			for membership on our Board of Directors;
John M. Stropki		•	the review and making of recommendations to our Board of Directors of the optimum
Michael E. Shannon**			number and qualifications of directors believed to be desirable;
		•	the establishment and monitoring of a system to receive suggestions for nominees to directorships of the Company;
		•	the identification and making of recommendations to our Board of Directors of specific candidates for membership on our Board of Directors;
		•	reviewing our Corporate Governance Guidelines and recommending changes as appropriate;
		•	overseeing evaluations of the Board of Directors' effectiveness;
		•	annually reporting to the Board of Directors its assessment of our Board's performance; and
		•	considering director candidates recommended by our stockholders, see "Procedures for
Submission and Consideration of Director Candidates" on page 46.
	•	All members have been determined to be independent under NYSE listing standards.
	•	The NCG Committee may consult with members of the Taplin and Rankin families, including
Alfred M. Rankin, Jr., regarding the composition of our Board of Directors.

Compensation Committee
2015 Meetings: 5

Members:	•	The Compensation Committee has the responsibilities set forth in its charter with respect
Carolyn Corvi		to the administration of our policies, programs and procedures for compensating our
John P. Jumper (Chair)		employees, including our executive officers and directors. Among other things, the
John M. Stropki		Compensation Committee responsibilities include:
Eugene Wong		• the review and approval of corporate goals and objectives relevant to compensation;
Michael E. Shannon*		• the evaluation of the performance of the Chief Executive Officer, whom we refer to as our CEO, other executive officers and senior managers in light of these goals and objectives;
• the determination and approval of CEO, other executive officer and senior manager compensation levels;
• the establishment of guidelines for administering the Company's compensation policies and programs for all employees;
• the consideration of whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us;
• the making of recommendations to our Board of Directors, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans;
• the periodic review of the compensation of our Board of Directors;
• the review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement; and
• the discharge of other duties or responsibilities as delegated by the Board of Directors.
	•	All members have been determined to be independent under the NYSE listing standards and the rules of the SEC.
	•	The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee or, in appropriate cases, to our senior managers.
	•	The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed below under the heading "Compensation Consultants" on page 15.

Finance Committee
2015 Meetings: 4

Members:	•	The Finance Committee responsibilities include:
J.C. Butler, Jr.		•	the review of financing and financial risk management strategies for the Company and its
Carolyn Corvi (Chair)			principal operating subsidiary; and
Dennis W. LaBarre		•	making recommendations to the Board on matters concerning finance.
Alfred M. Rankin, Jr.
Claiborne R. Rankin
Britton T. Taplin

Executive Committee
2015 Meetings: 0

Members:	•	Acts on behalf of the Board of Directors on matters requiring Board action between meetings
Carolyn Corvi		of the full Board.
John P. Jumper	•	All members, except Mr. Rankin, are independent.
Dennis W. LaBarre
F. Joseph Loughrey
Alfred M. Rankin, Jr. (Chair)
Michael E. Shannon*
* Mr. Shannon served as a member of the Executive Committee, Audit Review Committee and Compensation Committee prior to his retirement, effective May 14, 2015.
** Mr. Shannon served as Chair of the NCG Committee prior to his retirement, effective May 14, 2015.

Board Leadership Structure
The Board of Directors believes that it is prudent and in the best interests of stockholders that the CEO and Chairman positions be combined and that such combination has no negative effect on the operation or direction of the Company. Alfred M. Rankin, Jr., the Company's CEO, is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, the Board of Directors believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead discussions regarding the execution of the Company's strategies and achievement of its objectives. As Chairman, our CEO is able to:

•	focus our Board of Directors on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other members of the Board of Directors to maximize their contributions to our Board of Directors;

•	assess whether each other member of our Board of Directors has sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	promote a seamless flow of information to our Board of Directors;

•	facilitate the flow of information between our Board of Directors and our management; and

•	provide the perspective of a long-term stockholder.
In addition, Colin Wilson is the CEO of our principal operating subsidiary, Hyster-Yale Group, Inc., formerly known as NACCO Materials Handling Group, Inc. ("HYG"), and as such is responsible for the day-to-day operations of the business. This arrangement allows Mr. Rankin to focus almost exclusively on the strategic opportunities and priorities of the overall business.
We do not assign a lead independent director but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.

Board Oversight of Risk Management
The Board believes that strong and effective controls and risk management processes are essential components needed to achieve long-term stockholder value. The Board, directly and through its Committees, is responsible for overseeing risks that potentially affect the Company. Each Board Committee is responsible for oversight of risk categories related to the Committee's specific function, while our full Board exercises ultimate responsibility for overseeing the risk management as a whole. The respective areas of risk oversight exercised by our Board and its Committees are as follows:

Board/Committee		Primary Areas of Risk Oversight
Full Board	•
Oversees overall Company risk management procedures and regularly receives and evaluates reports and presentations from the Chairs of the Audit Review, Compensation, NCG, and Finance Committees on risk-related matters falling within each respective committee's oversight responsibilities

Audit Review Committee	•
Oversees financial, operational, strategic, and legal risks by regularly reviewing reports and presentations given by management, including our Senior Vice President and General Counsel, Senior Vice President and Chief Financial Officer, and Director, Internal Audit, as well as other operational Company personnel, and evaluates potential related-person transactions

•
Regularly reviews our risk management practices and risk-related policies (for example, the Company's Code of Corporate Conduct and legal and regulatory reviews) and evaluates potential risks related to internal control over financial reporting

NCG Committee	•	Oversees potential risks related to our governance practices by, among other things, reviewing succession plans and performance evaluations of the Board and CEO
Compensation Committee	•
Oversees potential risks related to the design and administration of our compensation plans, policies and programs, including our performance-based compensation programs, to promote appropriate incentives which do not encourage unnecessary and excessive risk-taking by our executive officers or other employees

Finance Committee	•	Regularly reviews risks related to financing and other risk management strategies, including reviews of our insurance portfolios

Code of Conduct
We have adopted a code of ethics, entitled "Code of Corporate Conduct," applicable to all of our personnel, including the principal executive officer, principal financial officer, principal accounting officer, and controller and other persons performing similar functions. Waivers of our Code of Corporate Conduct, if any, for our directors or executive officers may be disclosed on our website, by press release or by filing a Current Report on Form 8-K with the SEC. We have also adopted Corporate Governance Guidelines, which provide a framework for the conduct of our Board of Directors' business. The Code of Corporate Conduct, the Corporate Governance Guidelines and the Independence Standards for Directors, as well as each of the charters of the Audit Review, Compensation and NCG Committees, are available free of charge on our website at http://www.hyster-yale.com, under the heading "Corporate Governance." The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement and you should not consider such information to be part of this Proxy Statement.

Review and Approval of Related Party Transactions
The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we have or a related person has a direct or indirect material interest in the transaction. In the course of the review of a potentially material related-person transaction, the Audit Review Committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.
Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.
Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communication with Directors
Our stockholders and other interested parties may communicate with our Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our or our principal operating subsidiary's business or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee
The Audit Review Committee has reviewed and discussed with our management and Ernst & Young LLP, our independent registered public accounting firm, our audited consolidated financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2015. The Audit Review Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board.

The Audit Review Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Review Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC.
F. JOSEPH LOUGHREY, CHAIR
CAROLYN CORVI
JOHN P. JUMPER
EUGENE WONG

PART TWO - PROPOSALS TO BE VOTED ON AT THE 2016 ANNUAL MEETING

Election of Directors (Proposal 1)

Director Nominee Information
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. The Board of Directors has fixed the total number of directors to be elected at the Annual Meeting at ten. All of the nominees listed below presently serve as our directors and were elected at our 2015 Annual Meeting of Stockholders. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute another person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides information as of the date of this Proxy Statement about each director nominee. The information presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies for which he/she currently serves as a director or has served as a director during the past five years. We have also presented information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board of Directors. Each individual has also demonstrated a strong commitment to service to the Company.

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since*
J.C. Butler, Jr.	55
Senior Vice President - Finance, Treasurer and Chief Administrative Officer of NACCO Industries, Inc. (our former parent company that is an operating holding company with subsidiaries in the mining, small appliance and specialty retail industries) ("NACCO") since October 2012. From prior to 2011 to September 2012, Vice President - Corporate Development and Treasurer of NACCO. From July, 1 2015, President and Chief Executive Officer of The North American Coal Corporation (referred to as NACoal). From July 2014 to June 30, 2015, Senior Vice President - Project Development, Administration and Mississippi Operations of NACoal. From January 2011 to June 2014, Senior Vice President - Project Development and Administration of NACoal. From August 2011 to September 2012, Treasurer of HYG, our principal operating subsidiary.

With over 20 years of service as a member of management at NACCO while we were its wholly-owned subsidiary, Mr. Butler has extensive knowledge of the operations and strategies of our Company.
			2012

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since*
Carolyn Corvi	64
Retired Vice President and General Manager - Airplane Programs of The Boeing Company (an aerospace company). Director of United Continental Holdings, Inc. and Allegheny Technologies, Inc. From June 2011 to July 2012, Director of Goodrich Corporation.

Ms. Corvi's experience in general management, including her service as vice president and general manager of a major publicly-traded corporation, enables her to make significant contributions to our Board of Directors. Through this past employment experience and her past and current service on the boards of publicly-traded corporations, she offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.
			2012
John P. Jumper	71
Retired Chief of Staff, United States Air Force. Chairman of the Board of Leidos Holdings, Inc. (an applied technology company) from 2013 to July 2015. From 2013 to July 2014, Chief Executive Officer of Leidos Holdings, Inc. From March 2012 to September 2013, Chairman and Chief Executive Officer of Science Applications International Corporation (a technology integrator providing full life cycle solutions). From prior to 2011, President, John P. Jumper & Associates (aerospace consulting). General Jumper also serves as a Director of NACCO and Leidos Holdings, Inc. From prior to 2011 to September 2013, Director of Science Applications International Corporation. From prior to 2011 until March 2012, Director of Wesco Aircraft Holding, Inc. From prior to 2011 to February 2012, Director of Jacobs Engineering, Inc. From prior to 2011 to 2012, Director of Goodrich Corporation.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper's service on the boards of other publicly-traded corporations, as well as Chairman and Chief Executive Officer of two Fortune 500 companies, allow him to provide valuable insight to our Board on matters of corporate governance and executive compensation policies and practices.
			2012
Dennis W. LaBarre	73
Retired Partner of Jones Day (a law firm). From January 2014 to December 2014, Of Counsel at Jones Day. From prior to 2011 to December 2013, Partner at Jones Day. Mr. LaBarre also serves as a Director of NACCO.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 30 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board of Directors with an expansive view of legal and business issues, which is further enhanced by his extensive knowledge of us as a result of his many years of service on NACCO's board and through his involvement with its committees.
			1985
F. Joseph Loughrey	66	Retired Vice Chairman, President and Chief Operating Officer, Cummins, Inc., (an engine manufacturing company). Chairperson of Hillenbrand, Inc. and Director of AB SKF and The Vanguard Group. Mr. Loughrey's experiences as a president and chief operating officer of a major public company allow him to make significant contributions to our Board. His over 36 years of experience in manufacturing at a global company have provided him with vast management and financial experience as well as important perspectives for running a global business.	2013
Alfred M. Rankin, Jr.	74
Chairman, President and Chief Executive Officer of the Company and Chairman of HYG. Chairman, President and Chief Executive Officer of NACCO. Chairman of the Board of NACCO and each of NACCO's principal subsidiaries: NACoal, Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC from prior to 2011. From prior to 2011 to October 2014, Director of The Vanguard Group. From prior to 2011 to 2012, Director of the Board of Directors of the Federal Reserve Bank of Cleveland and from prior to 2011 to 2012, Chairman of the Board of Directors of the Federal Reserve Bank of Cleveland. From prior to 2011 to 2012, Director of Goodrich Corporation.

In over 40 years of service to NACCO, our former parent company, as a Director and over 25 years in senior management of NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly-traded corporations, The Vanguard Group and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland's cultural institutions, he provides a valuable link between our Board, the Company and the community surrounding our corporate headquarters. Mr. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.
			1985

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since*
Claiborne R. Rankin	65
Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC (a private firm specializing in venture capital and investments) from prior to 2011. Managing Member of Sycamore Partners, LLC, the manager of NCAF Management II, LLC and managing member of North Coast Angel Fund II, LLC (private firms specializing in venture capital and investments) from prior to 2011. From prior to 2011, Director of HYG.

Mr. Rankin is the grandson of the founder of NACCO. As a member of the board of HYG for more than 20 years, Mr. Rankin has extensive knowledge of the lift truck industry and the Company. This experience and knowledge, his venture capital experience and the perspective of a long-term stockholder enable him to contribute to our Board of Directors.
			1994
John M. Stropki	65
Executive Chairman, Lincoln Electric Holding, Inc. (a welding products company) from December 2012 to December 2013. Mr. Stropki retired in December 2013. From prior to 2011 to December 2012, Chairman, President and Chief Executive Officer of Lincoln Electric Holding, Inc. Also, Director of the Sherwin Williams Company and Rexnord Corporation.

Mr. Stropki's experience as a president and chief executive officer of a publicly traded corporation allows him to make significant contributions to our Board of Directors. His 40 years of experience at Lincoln Electric have provided him with vast management, manufacturing and leadership skills in an industrial company as well as important perspectives on operating a business in a global market.
			2013
Britton T. Taplin	59	Self-employed (personal investments) from prior to 2011. Mr. Taplin also serves as a Director of NACCO. Mr. Taplin is the grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board of Directors.	1992
Eugene Wong	81
Professor Emeritus of the University of California at Berkeley from prior to 2011. Dr. Wong formerly served as a Director of NACCO from prior to 2011 to September 2012.

Dr. Wong has broad experience in engineering, particularly in the areas of electrical engineering and software design, which are of significant value to the oversight of our information technology infrastructure, product development and general engineering. He has served as technical consultant to a number of leading and developing nations, which enables him to provide an up-to-date international perspective to our Board of Directors. Dr. Wong has also co-founded and managed several corporations, and has served as a chief executive officer of one, enabling him to contribute an administrative and management perspective of a corporate chief executive officer.
			2005
*Includes time served as director of the predecessor to Hyster-Yale Materials Handling, Inc. Such predecessor was merged into the Company in connection with the spin-off of the Company from NACCO, its former parent company, on September 28, 2012.
J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. As indicated on the Director Compensation Table shown below, in 2015 Mr. Butler received $176,264 in total compensation from us as a director.
Claiborne R. Rankin is the brother of Alfred M. Rankin, Jr. As indicated on the Director Compensation Table shown below, in 2015 Mr. Claiborne R. Rankin received $171,407 in total compensation from us as a director.

Director Compensation
The following table sets forth all compensation of each director for services as our directors and as directors of certain of our operating subsidiaries, other than Alfred M. Rankin, Jr. In addition to being a director, Mr. A. Rankin serves as Chairman, President and CEO of the Company and Chairman of HYG. Mr. A. Rankin does not receive any compensation for his services as a director. Mr. A. Rankin's compensation for services as one of our Named Executive Officers is shown in the Summary Compensation Table on page 32.

For Fiscal Year Ended December 31, 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
J.C. Butler, Jr.	$82,118	$89,795	$4,351	$176,264
Carolyn Corvi	$112,118	$89,795	$4,494	$206,407
John P. Jumper	$110,118	$89,795	$285	$200,198
Dennis W. LaBarre	$111,618	$89,795	$4,272	$205,685
F. Joseph Loughrey	$104,118	$89,795	$5,494	$199,407
Claiborne R. Rankin	$76,118	$89,795	$5,494	$171,407
Michael E. Shannon (4)	$52,534	$47,752	$920	$101,206
John M. Stropki	$17,325	$156,545	$5,494	$179,364
Britton T. Taplin	$76,118	$89,795	$5,494	$171,407
Eugene Wong	$21,325	$156,545	$3,337	$181,207

(1)
The amounts in this column reflect the annual retainers and other fees earned by our directors for services rendered in 2015. They also include payment for certain fractional shares of Class A Common that were earned and cashed out under the Hyster-Yale Materials Handling, Inc. Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan"), described below.

(2)
Under the Non-Employee Directors' Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the "Mandatory Shares"). They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common (the "Voluntary Shares"). Amounts in this column reflect the aggregate grant date fair market value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors' Plan, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as FASB ASC Topic 718. See Note (5) of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for more information regarding the accounting treatment of our equity awards.

(3)
The amount listed includes: (i) $126 for each director in Company-paid life-insurance premiums for the benefit of the directors; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the directors and their spouses; and (iii) personal excess liability insurance premiums for the directors and immediate family members (other than Messrs. Butler and LaBarre and General Jumper). The amount listed also includes charitable contributions made in our name on behalf of the director and spouse under our matching charitable gift program in the amount of $2,000 for Dr. Wong, $0 for General Jumper and Mr. Shannon, $3,000 for Ms. Corvi and $4,000 for each of the remaining directors.

(4)	Mr. Shannon retired from the Company's Board of Directors effective May 14, 2015.
Description of Material Factors Relating to the Director Compensation Table
Each non-employee director is entitled to receive the following annual compensation for service on our Board of Directors and on HYG's Board of Directors:

•	a retainer of $150,000 (at least $94,000 of which is required to be paid in the form of shares of Class A Common, as described below);

•	attendance fees of $1,000 per day for each meeting attended (including telephonic meetings) of our Board of Directors or HYG's board of directors (limited to $1,000 per day);

•	attendance fees of $1,000 for all meetings attended (including telephonic meetings) of a committee of our Board of Directors on which the director served;

•	a retainer of $7,000 for each committee of our Board of Directors on which the director served (other than the Executive Committee);

•	an additional retainer of $10,000 for each committee of our Board of Directors on which the director served as chairman (other than the Audit Review Committee); and

•	an additional retainer of $15,000 for the chairman of the Audit Review Committee of our Board of Directors.
The retainers are paid quarterly in arrears and the meeting fees are paid following each meeting. Each director is also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally make a private aircraft available to directors for attendance at meetings of our Board of Directors and HYG's Board of Directors.

Under the Non-Employee Directors' Plan, each director who was not an officer of the Company or one of our subsidiaries receives $94,000 of the $150,000 retainer in whole shares of Class A Common. Any fractional shares are paid in cash. The actual number of shares of Class A Common issued to a director is determined by the following formula:
the dollar value of the portion of the $94,000 retainer that was earned by the director each quarter divided by
the average closing price of shares of Class A Common on the NYSE for each week during such quarter.
These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares cannot be assigned, pledged or otherwise transferred by the director other than:

•	by will or the laws of descent and distribution;

•	pursuant to a qualifying domestic relations order; or

•	to a trust for the benefit of the director or his spouse, children or grandchildren.
These restrictions lapse on the earliest to occur of:

•	ten years after the last day of the calendar quarter for which such shares were earned;

•	the director's death or permanent disability;

•	five years from the date of the director's retirement;

•	the date that a director is both retired from our Board of Directors and has reached age 70; or

•	at such other time as determined by the Board of Directors in its sole discretion.
In addition, each director may elect under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of their retainers and meeting attendance fees. The number of shares issued is determined under the same formula stated above. However, these Voluntary Shares are not subject to the foregoing transfer restrictions.
Each director also receives (i) Company-paid life insurance in the amount of $50,000; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) personal excess liability insurance in the amount of $10 million for the director and immediate family members who reside with the director (other than Messrs. Butler and LaBarre and General Jumper) and (iv) up to $4,000 per year in matching charitable contributions.
Director Compensation Program for 2016
The Compensation Committee periodically evaluates and recommends changes to our compensation program for directors. In 2015, the Compensation Committee used The Hay Group consulting firm to evaluate and provide recommendations regarding our director compensation program. Our Board of Directors adopted certain recommendations and made changes effective January 1, 2016.
The revised director compensation program is structured in a similar manner to the 2015 program. However, the retainers paid to each non-employee director for service on our Board of Directors were increased effective January 1, 2016, from $150,000 ($94,000 of which is paid in the form of shares of Class A Common) to $158,000 ($102,000 of which will be paid in the form of shares of Class A Common).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2015, all filing requirements applicable for reporting persons were met, except as follows:
Due to an administrative error, Mr. Gregory Breier filed a late Form 4 related to a conversion of certain of his Class B shares to Class A shares.

Advisory Vote to Approve the Company's Named Executive Officer Compensation (Proposal 2)
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the Company's Named Executive Officer compensation.
Why You Should Approve our Named Executive Officer Compensation
The guiding principle of the compensation program for senior management employees, including Named Executive Officers, is the maintenance of a strong link between an employee's compensation, individual performance and the performance of the Company as a whole and/or the business unit for which the employee has responsibility. The primary objectives of our compensation program are:

•	to attract, retain and motivate talented management;

•	to reward management with competitive total compensation for achievement of specific corporate and individual goals; and

•	to make management long-term stakeholders in the Company.
We encourage stockholders to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.
We believe that stockholders should consider the following in determining whether to approve this proposal.
Compensation Program is Highly Aligned with Stockholder Value
We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The Compensation Committee carefully reviews each of these components in relation to our performance. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with our long-term interests.
Strong Pay-for-Performance Orientation
The short-term and long-term incentive compensation for our employees is substantially performance-based. Performance targets under our short-term incentive compensation plan are measured against our annual operating plan (AOP), while performance targets under our long-term incentive compensation plans are based on a longer term five-year financial forecast.     Although the design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding results that would encourage conduct inconsistent with building long term value. The chosen performance metrics and measurement periods are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.
Compensation Program Has Appropriate Long-Term Orientation
Our compensation programs and policies have a long-term focus.
The purpose of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive compensation plans generally require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the Named Executive Officers' long-term interests.
Therefore, stockholders are asked to cast a non-binding, advisory vote to address the following resolution that will be submitted for a stockholder vote at the meeting:
"RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED."

Stockholder Vote. In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that are present in person or represented by proxy and that is actually voted is required to approve this proposal. You may vote "FOR" or "AGAINST" the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the Company's executive compensation and benefits remains with the Board and the Compensation Committee. However, we and the Board value the views of our stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION.

Confirmation of Appointment of Ernst & Young, LLP, the Independent Registered Public Accounting Firm of the Company, for the Current Fiscal Year (Proposal 3)
Ernst & Young, LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and certain of our subsidiaries. The appointment of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for confirmation. However, our Board of Directors believes that obtaining stockholder confirmation is a sound governance practice.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2016.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.
If our stockholders fail to vote on an advisory basis in favor of the confirmation of the appointment of Ernst & Young LLP, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of Ernst & Young, LLP is confirmed, the Audit Review Committee may select a different independent registered public accounting firm at any time during the fiscal year 2016 if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit Fees
2015 and 2014 - Ernst & Young LLP billed or will bill us in the aggregate $3.2 and $3.0 million, respectively, for professional services rendered by Ernst & Young LLP in each of 2015 and 2014 for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 and the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2015 and 2014, as well as for services provided in connection with statutory audits and regulatory filings with the SEC.
Audit-Related Fees
2015 and 2014 - Ernst & Young LLP billed us in the aggregate less than $0.1 million each year for assurance and related services rendered by Ernst & Young LLP in each of 2015 and 2014, primarily related to services for audits of certain employee benefit plans.
Tax Fees
2015 and 2014 - Ernst & Young LLP billed us less than $0.1 million in the aggregate in 2015 for professional tax services rendered. Ernst & Young LLP did not provide services and has not billed us for professional tax services rendered in 2014.
All Other Fees
2015 and 2014 - Ernst & Young LLP did not provide services and has not billed us fees for services provided by Ernst & Young LLP, other than the services reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees" during the fiscal years ended December 31, 2015 and 2014.
Except as set forth above and approved by the Audit Review Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by the principal independent registered public accounting firm for us during the last two fiscal years.

Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services may be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit Review Committee. In furtherance of this policy, for 2015, the Audit Review Committee authorized us to engage Ernst & Young LLP for specific audit and audit-related services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee together with one other Audit Review Committee member the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of approvals and commitments at each general meeting of the Audit Review Committee.
The Audit Review Committee has considered whether the providing of the non-audit services to us by Ernst & Young LLP is compatible with maintaining its independence. In addition, as a result of the recommendation of the Audit Review Committee, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

PART THREE - EXECUTIVE COMPENSATION INFORMATION

Summary of Our Executive Compensation Program
The material elements of our 2015 compensation objectives and policies as they relate to the Named Executive Officers listed in the Summary Compensation Table on page 32, referred to as the NEOs, are described below. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes and text in the Proxy Statement.
Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation and defined contribution retirement benefits.

At our 2013 annual meeting of stockholders, the Company received strong support for our compensation program with 99% of the votes cast approving our advisory vote on named executive officer compensation. The Compensation Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program.

We pay for performance. We align our executive compensation with corporate performance on both a short-term and long-term basis. In 2015, 80% of Mr. A. Rankin's 2015 target compensation and, as a group, approximately 60% of the other NEOs' target compensation was incentive-based and "at risk" based on Company performance.
In addition, the long-term awards for the U.S. NEOs are paid in the form of restricted shares of Class A Common which, as described in more detail beginning on page 24, are generally subject to transfer restrictions for a period of 10 years. The value of these restricted stock awards continues to be at risk based on future Company performance and continues to align the interests of these NEOs with those of our stockholders.
Other key features of our executive compensation program include:

What We Do	What We Do Not Do
Equity compensation awards generally must be held for 10 years - Equity awards cannot be pledged, hedged or transferred during this time.	We do not provide our U.S. NEOs with employment or individual change in control agreements.
We provide limited change in control protections under our incentive and nonqualified deferred compensation plans that (i) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (ii) provide for pro-rata target incentive payments for the year of the change in control.
We do not provide any tax gross-ups except for certain relocation expenses and under one non-qualified retirement plan that was frozen in 2007.
We provide a modest level of perquisites, the majority of which are paid in cash, that are determined based on market reasonableness.	We do not provide our NEOs with any minimum or guaranteed bonuses.
We use an independent compensation consultant.	We do not take into account our long-term awards when determining our defined contribution retirement benefits.
We set our target compensation at the 50th percentile of our chosen benchmark and deliver compensation above or below this level based on performance.	We do not have any active defined benefit plans and only gave our NEOs credit for time worked under our frozen pension plans.

Compensation Discussion and Analysis
Executive Compensation Governance
The Compensation Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation Committee consist solely of independent directors. The Compensation Committee's responsibilities are listed on page 4.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve or have served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.
Named Executive Officers for 2015
The NEOs for 2015 are listed in the table below:

Name (1)	Titles
Alfred M. Rankin, Jr.	Chairman, President and CEO – Hyster-Yale Chairman – HYG
Kenneth C. Schilling	Senior Vice President and Chief Financial Officer – Hyster-Yale Senior Vice President and Chief Financial Officer – HYG
Colin Wilson	President and CEO, HYG – Hyster-Yale President and CEO – HYG
Charles F. Pascarelli (2)	Senior Vice President, President, Americas - HYG
Rajiv K. Prasad	Senior Vice President, Global Product Development, Manufacturing and Supply Chain Strategy – HYG
Ralf A. Mock (3)	Former Senior Vice President, Managing Director, Europe, Middle East and Africa (EMEA) - HY-UK
(1)    The NEOs for 2015 are (or were) employed by the Company's U.S. operating subsidiary, HYG, except for Mr. Mock who was employed by Hyster-Yale UK Limited (f/k/a NACCO Materials Handling Limited) ("HY-UK"), a wholly-owned, indirect U.K. subsidiary of the Company.
(2)    Mr. Pascarelli, who formerly served as President of Sales & Marketing, Americas of HYG, became Senior Vice President, President, Americas of HYG effective January 1, 2015.
(3)    Mr. Mock's employment with HY-UK terminated effective April 15, 2015 pursuant to the terms of a separation agreement entered into with HY-UK (the "Separation Agreement"), as further described in "Potential Payments Upon Termination/Change in Control" beginning on page 35.
Compensation Consultants
The Compensation Committee receives assistance and advice from The Hay Group, an internationally-recognized compensation consulting firm. The Hay Group is engaged by and reports to the Compensation Committee and also provides advice and discusses compensation issues directly with management. Effective December 1, 2015, The Hay Group was acquired by Korn Ferry, a publicly-traded global people and organizational advisory firm.
Korn Ferry Hay Group (the "Hay Group") makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. For 2015, the Hay Group was engaged to make recommendations regarding:
•Director compensation levels;

•	Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions;

•	2015 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for all senior management positions; and

•	2015 salary midpoints and/or range movement for all other employee positions.
All Hay point recommendations are determined through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position. A representative of the Hay Group attended one of the Compensation Committee meetings in 2015 and, during that meeting, consulted with the Compensation Committee in executive session without management present.

The Hay Group also provided limited talent management services (e.g., candidate assessments, executive coaching) to the Company in 2015. However, the Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act, that could give rise to a potential conflict of interest with respect to the Hay Group. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by the Hay Group.
Hay Group's All Industrial Survey - Salary Midpoint
As a starting point for setting target total compensation, the Compensation Committee directed the Hay Group to use the Hay Group's proprietary survey of a broad group of domestic industrial organizations ranging in size from under $150 million to over $5 billion in annual revenues (the "All Industrial survey"). For 2015, participants in the All Industrial survey included 338 parent organizations and 440 independent operating units, which satisfied the Hay Group's quality assurance controls and represented almost all segments of industry, including manufacturing.
The Compensation Committee chose this particular survey as its benchmark for the following reasons:

•
It provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industry and represents the talent pool from which we recruit.

•	The use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year.

•	It provides a competitive framework for recruiting employees from outside of our industry.
Using its proprietary Hay point methodology, the Hay Group compares positions of similar scope and complexity with the data contained in the All Industrial survey. The Hay Group then derives a median salary level for each Hay point level targeted at the 50th percentile of the All Industrial survey (the "salary midpoint"). The Compensation Committee sets the salary midpoint for each of the NEOs (other than Mr. A. Rankin - refer to note (3) of the target total compensation table on page 17) at 100% of the salary midpoint recommended by the Hay Group. The Compensation Committee believes that the use of salary midpoints ensures that our compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our employees. Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level generally have the same salary midpoint, with some geographic differences. The salary midpoint provided by the Hay Group is then used to calculate the total target compensation of all senior management employees, including the NEOs.
Compensation Policies, Objectives and Methodology - Total Target Compensation
The guiding principle of our compensation program is the maintenance of a strong link between an employee's compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee has responsibility. The primary objectives of our compensation program are to:

•	attract, retain and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	ensure that management's interests are closely aligned with those of our Company's stockholders; and

•	maintain consistency in compensation among all of the Company's direct and indirect subsidiaries.
The Compensation Committee establishes comprehensively defined "target total compensation" for each senior management employee following rigorous evaluation standards to ensure internal equity. In this process, the Compensation Committee reviews "tally sheets" for the NEOs and other senior management employees that list each employee's title, Hay points and the following information for the current year, as well as that being proposed for the subsequent year:

•	salary midpoint, as determined by the Hay Group from the All Industrial survey;

•	for U.S. employees, cash in lieu of perquisites (if applicable);

•
short-term incentive target dollar amount (determined by multiplying salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from the Hay Group, for each salary grade);

•	long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	target total compensation which is the sum of the foregoing amounts; and

•	base salary.

In November 2014, the Compensation Committee reviewed the tally sheets for each of our NEOs to decide whether it should make changes to the 2015 compensation program. The Compensation Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes for 2015.
The design of our compensation program provides employees with the opportunity to earn superior compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The Compensation Committee views the various components of compensation as related but distinct. For example, the Compensation Committee uses the information provided from the All Industrial survey to determine the salary midpoint. It then generally sets actual base salaries between 80% and 120% of that salary midpoint (up to 130% for Mr. A. Rankin). The Compensation Committee also obtains the total target incentive compensation amounts from the All Industrial survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate our employees.
The following table sets forth target total compensation for the NEOs, as recommended by the Hay Group and approved by the Compensation Committee for 2015:

Named Executive Officer	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)			(A)+(B)+(C)+(D) Target Total Compensation ($)
Alfred M. Rankin, Jr. (3)	$742,650	19%	$33,750	1%	$742,650	19%	$2,434,035	61%	(2)	$3,953,085
Kenneth C. Schilling	$379,000	43%	$20,000	2%	$189,500	21%	$305,095	34%	(2)	$893,595
Colin Wilson	$728,500	28%	$40,000	2%	$582,800	22%	$1,256,663	48%	(2)	$2,607,963
Charles F. Pascarelli	$444,600	38%	$20,000	2%	$244,530	21%	$460,161	39%	(2)	$1,169,291
Rajiv K. Prasad	$444,600	38%	$20,000	2%	$244,530	21%	$460,161	39%	(2)	$1,169,291
Ralf A. Mock (4)	$425,659	46%	N/A	N/A	$212,830	23%	$281,750	31%		$920,239

(1)
In addition to providing perquisites to a limited number of employees in unique circumstances, U.S. senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The applicable dollar amounts provided to the NEOs in 2015 were approved by the Compensation Committee based on an updated analysis performed by the Hay Group in 2014 and will remain in effect through 2017. Based on this analysis, the Compensation Committee set a defined perquisite allowance for each senior management employee, based on Hay point levels. These amounts are paid in cash ratably throughout the year. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation. Non-U.S. executives do not receive a cash allowance in lieu of perquisites. Rather, as is customary in the locations of our non-U.S. executives, certain non-U.S. executives receive a car allowance. Mr. Mock's car allowance for 2015 was $20,411.

(2)
The amounts include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the awards issued under the Hyster-Yale Materials Handling, Inc. Long-Term Equity Incentive Plan (the "Equity Long-Term Plan"). See "Long-Term Incentive Compensation" beginning on page 24.

(3)
In addition to serving as Chairman, President and CEO of the Company, Mr. A. Rankin also served in 2015 as the Chairman, President and CEO of NACCO, our former parent company. The Company was spun-off from NACCO in September 2012 (the "Spin-Off"). From September 2012 through December 2014, the Compensation Committee benchmarked Mr. A. Rankin's compensation against that of the Hay-recommended aggregate compensation targets for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company. The Compensation Committee determined that the post-Spin-Off transition period should end on December 31, 2014. As a result, the Compensation Committee directed the Hay Group to use the 50th percentile of the Hay All Industrial survey to reevaluate the position of a stand-alone Chairman, President and CEO of the Company effective January 1, 2015. While the Compensation Committee agreed that the Hay-recommended amounts were appropriate for the position of a stand-alone Chairman, President and CEO of the Company, it decided that it was also appropriate to reduce these amounts to reflect the fact that Mr. A. Rankin would continue to provide services to both the Company and NACCO in 2015. After considering several alternative reduction methods, in order to provide for compensation reflective of the value of Mr. A. Rankin's services to us, the Compensation Committee decided to apply a 25% reduction factor to the Hay-recommended salary midpoint for 2015. As a result, the Compensation Committee set Mr. A. Rankin's target total compensation for 2015 as follows:

2015 Mr. A. Rankin Target Compensation	(A) Salary Midpoint	(B) Cash in Lieu of Perquisites	(C) Short-Term Plan Target (100%)	(D) Equity Long-Term Plan Target (285%) + 15% increase	(A) + (B) + (C) + (D) Target Total Compensation
Hay-Recommended Amounts	$990,200	$45,000	$990,200	$3,245,381	$5,270,781
Adjusted Amounts Determined by Compensation Committee (25% reduction - as reflected on table above)	$742,650	$33,750	$742,650	$2,434,035	$3,953,085

(4)
Mr. Mock's employment with HY-UK terminated effective April 15, 2015. His annualized salary midpoint, NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan (the "Short-Term Plan") and NACCO Materials Handling Group, Inc. Long-Term Plan (the "Cash Long-Term Plan") target amounts are shown above. Throughout this Proxy Statement, Mr. Mock's compensation for 2015 has been converted from British pounds to U.S. dollars using a conversion rate of 1.5317 U.S. dollars to 1 British pound, which is the average of the daily closing rates during 2015 as published by Thomson Reuters. The conversion was not required for Mr. Mock's Cash Long-Term Plan target amount, however, since that target amount is calculated in U.S. dollars.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) qualified defined contribution plans and (ii) U.S. nonqualified deferred compensation arrangements (the "Excess Plans"). In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs, although it rarely does so and did not do so for the NEOs in 2015.
Base Salary
The Compensation Committee fixes an annual base salary intended to be competitive in the marketplace to recruit and retain talented employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
For 2015, the Compensation Committee determined the base salary for the NEOs by taking into account their individual performance for 2014 and the relationship of their 2014 base salary to the new 2015 salary midpoint for their Hay point level. The Compensation Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by the Hay Group;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2014.
The potential for larger salary increases exists for employees with lower base salaries relative to their salary midpoint and/or superior performance. The potential for smaller increases or even no increase exists for those employees with higher base salaries relative to their salary midpoint and/or who have performed less effectively during the performance period.
The following table sets forth the salary information for each NEO for 2015:

Named Executive Officer	Salary Midpoint Determined by the Hay Group ($)	Base Salary For 2015 and as a Percentage of Salary Midpoint ($)(%)		Change Compared to 2014 Base Salary (%)
Alfred M. Rankin, Jr. (1)	$742,650	$811,150	109%	3.5%
Kenneth C. Schilling	$379,000	$360,282	95%	5.0%
Colin Wilson	$728,500	$600,000	82%	7.1%
Charles F. Pascarelli (2)	$444,600	$420,030	94%	12.5%
Rajiv K. Prasad	$444,600	$422,226	95%	9.6%
Ralf A. Mock (3)	$425,659	$130,320	N/A	N/A

(1)	The Compensation Committee reduced Mr. A. Rankin's salary midpoint by 25% from the Hay-recommended amount for a stand-alone CEO of the Company in 2015.

(2)	Mr. Pascarelli's salary midpoint and base salary were increased effective January 1, 2015 when he became Senior Vice President, President, Americas of HYG.

(3)
Mr. Mock's employment with HY-UK terminated effective April 15, 2015. The base salary shown above and in the Summary Compensation Table is the amount actually received by Mr. Mock during the first 3-1/2 months of 2015.

Incentive Compensation
One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the business unit for which they are responsible. As a result, for 2015:

•	the incentive compensation of Messrs. A. Rankin, Schilling, Wilson and Prasad were based on the performance of the Company as a whole;

•	Mr. Pascarelli's 2015 incentive compensation was based on the performance of the Company's Americas division; and

•	Mr. Mock's incentive compensation was based on the performance of the Company's EMEA division.
In 2015, (i) all of the NEOs participated in the Short-Term Plan, (ii) Messrs. A. Rankin, Schilling, Wilson, Pascarelli and Prasad participated in the Equity Long-Term Plan, and (iii) Mr. Mock participated in the Cash Long-Term Plan.
Overview. Our incentive compensation plans are designed to align the compensation interests of the senior management employees with our short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific financial and operating targets. The Compensation Committee believes that a material percentage of the NEOs' compensation should be contingent on the performance of the Company and/or the business unit for which they are responsible. As illustrated on the target total compensation table on page 17, 80% of Mr. A. Rankin's 2015 target compensation was variable or "at risk" and tied to Company performance and, as a group, approximately 60% of the other NEOs' target compensation was tied to Company performance. For 2015, the sum of each of the NEO's incentive compensation targets exceeded the sum of his fixed payments (base salary plus perquisite allowance).
The performance criteria and target performance levels for the incentive plans are established annually by the Compensation Committee and are based upon management's recommendations as to our performance objectives for the year. Three types of performance targets are used in the incentive compensation plans:
•Targets Based on Annual Operating Plan. Certain performance targets are based on forecasts contained in the 2015 annual operating plan. With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria.
•Targets Based on Long-Term Goals. Other performance targets are not based on the 2015 annual operating plan. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the annual operating plan, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. Certain operating profit percent targets are examples of targets that are based on long-term goals (see "Long-Term Incentive Compensation" beginning on page 24).
•Operating Profit Percent Over-Ride. The Compensation Committee approved an operating profit percent over-ride feature to each of the Incentive Plans (as defined below) for 2015. This feature provides for a reduction in payouts under the plans from the amounts otherwise determined under the pre-established performance targets unless a separate operating profit percent target is achieved, thus providing participants with additional motivation to deliver outstanding performance.
Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of salary midpoint. However, the final payout may be higher or lower than the targeted amount.
Design of Incentive Program: Use of ROTCE to Determine Maximum Awards and Underlying Performance Metrics. Internal Revenue Code ("Code") Section 162(m), provides that we may not deduct compensation of more than $1 million that is paid to the NEOs (other than Mr. Schilling) unless that compensation is "qualified performance-based compensation." Among other requirements, the performance-based exception to Code Section 162(m) requires that deductible compensation be paid under a plan that has been approved by our stockholders. Stockholder approval was previously obtained for the following incentive compensation plans that provide benefits to the NEOs, which we collectively refer to as the Incentive Plans:

•	The Short-Term Plan;

•	The Equity Long-Term Plan; and

•	The Cash Long-Term Plan.
Mr. Mock was the only non-U.S. NEO, and therefore the only NEO who participated in the Cash Long-Term Plan, during 2015. Messrs. Wilson, Mock and Prasad were participants in the Cash Long-Term Plan in prior years and have outstanding awards under the Cash Long-Term Plan. Refer to note (8) of the "Nonqualified Deferred Compensation" table on page 38 and "Description of Nonqualified Deferred Compensation Plans" on page 38 for additional information regarding the Cash Long-Term Plan.
For 2015, the Compensation Committee adopted pre-established, objective Return on Total Capital Employed ("ROTCE") performance targets under each of the Incentive Plans that were designed to meet the requirements of qualified performance-based compensation under Code Section 162(m) and preserve full income tax deductibility for the 2015 performance period. For each Incentive Plan, we established a formula for calculating awards that is based on a comparison of the Company's actual performance against these pre-established ROTCE targets. The Compensation Committee believes that use of ROTCE performance objectives align the executives' interests with those of our stockholders.
A threshold ROTCE target of 1% must be met in order for any payment to be made under a particular Incentive Plan. Once the threshold target is met, each Incentive Plan permits award payouts based on actual ROTCE results, with 100% of each participant's target award payable at 2% ROTCE and the maximum permitted award for each participant (defined as a percentage of the participant's target award) payable at 8% ROTCE. For 2015, the Company's final ROTCE results were above the maximum performance target of 8% ROTCE, permitting award payouts of up to 150% of each participant's target award under the Short-Term Plan and Cash Long-Term Plan and 200% of each participant's target award under the Equity Long-Term Plan, while still preserving full income tax deductibility under Code Section 162(m).
In order to determine the final incentive compensation payments for each participant under the Incentive Plans, the Compensation Committee compared actual results against certain underlying financial and operating performance measures and exercised "negative discretion," as permitted under Code Section 162(m).  These underlying financial and operating performance measures are listed in the incentive compensation tables beginning on page 23 and reflect the achievement of specified business goals for 2015. See "Deductibility of Executive Compensation" on page 30 for additional information about our philosophy on structuring our incentive compensation plans for tax purposes.
In 2015, ROTCE targets were also used to determine final payouts for participants under the Short-Term Plan based on the pre-established formula (see "Short-Term Incentive Compensation" beginning on page 22). As a result, ROTCE serves as both a metric for tax deductibility to establish maximum potential incentive amounts and as a metric for underlying performance to determine final incentive compensation payout amounts.
ROTCE is calculated for both of these purposes as follows:
Earnings Before Interest After-Tax after adjustments
divided by
Total Capital Employed after adjustments
Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes, plus net income from continuing operations attributable to stockholders, which we refer to as net income. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders' equity less (ii) average consolidated cash. Average debt, stockholders' equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen.
Consolidated ROTCE is calculated from the financial statements using average debt, average stockholders' equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items.

The same ROTCE targets were used under all three Incentive Plans for 2015. The following table contains the calculation of the Company's consolidated ROTCE for purposes of determining the threshold, target and maximum awards under the Incentive Plans for 2015:

2015 Net income	$74.7
Plus: 2015 Interest expense, net	3.2
Less: Income taxes on 2015 interest expense, net at 38%	(1.2)
Earnings Before Interest After-Tax	$76.7
2015 Average stockholders' equity (12/31/2014 and each of 2015's quarter ends)	$449.7
2015 Average debt (12/31/2014 and each of 2015's quarter ends)	44.1
Less: 2015 Average cash (12/31/2014 and each of 2015's quarter ends)	(114.3)
Total Capital Employed	$379.5
ROTCE (Before Adjustments)	20.2%
Plus: Adjustments to Earnings Before Interest After-Tax	$24.3
Plus: Adjustments to Total Capital Employed	$9.2
Adjusted Consolidated ROTCE	26.0%
Adjustments to the ROTCE calculation under the Incentive Plans are non-recurring or special items that are established by the Compensation Committee at the time the ROTCE targets are set. During 2015, the anticipated and actual results of Nuvera Fuel Cells, LLC ("Nuvera") were excluded from the ROTCE target and Adjusted Consolidated ROTCE. In addition, for 2015, the ROTCE adjustments generally related to the after-tax impact of the following costs or expenses only if they were in excess of the amounts included in the 2015 annual operating plan:

•	non-cash pension settlement accounting charges;

•	valuation allowances provided against deferred tax assets;

•	environmental expenses;

•	restructuring expenses; and

•	expenses related to tax law changes.
The Compensation Committee determined that these items were incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive compensation payments, as the actions or events were beneficial to us or were generally not within the employees' control.
Calculation and Payment Overview. Awards under the Incentive Plans are determined as follows:

•
Target awards for each executive are equal to a specified percentage of the executive's 2015 salary midpoint, based on the number of Hay points assigned to the position and the appropriate level of short-term and long-term incentive compensation targets recommended by the Hay Group and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target amounts under the Equity Long-Term Plan by 15% to account for the immediately taxable nature of the awards.

•	The plans have a one-year performance period.

•	Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.

•	The Compensation Committee, in its discretion, may decrease or eliminate awards.

•
For participants other than the NEOs, the Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so.

•
Short-Term Plan awards are paid annually in cash. Equity Long-Term Plan awards are paid annually in a combination of cash and restricted shares of Class A Common. Cash Long-Term Plan awards are paid in cash on the third anniversary of the grant date of the award.

•	All awards are immediately vested when granted.

•	Refer to " Employment and Severance Agreements" on page 29 for a description of the impact of a change in control on Incentive Plan awards.

Incentive Compensation Tables. When reviewing the incentive compensation tables beginning below, the following factors should be considered:

•
Selection of Performance Factors and Targets. The Compensation Committee considered the factors described under "Incentive Compensation - Overview" beginning on page 19 and adopted performance criteria and target performance levels to determine the 2015 incentive compensation awards. In calculating the various performance targets and results, adjustments were made for various items incurred in connection with improving our operations, similar to the adjustments listed for the ROTCE calculation above.

•
Achievement Percentages. The achievement percentages are based on the formulas contained in performance guidelines adopted by the Compensation Committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.

•
Market Share Performance Factors. These tables do not disclose our market share targets or results due to the competitively sensitive nature of that information. The market share targets under the Short-Term Plan were based on our expected 2015 annual operating plan results, while the market share targets under the Equity Long-Term Plan were based on a combination of the Company's current market position and long-term strategic objectives. The Compensation Committee believed that, with strong management performance, it was reasonably possible for the Company to meet all market share targets in 2015.

•
Operating Profit Percent Over-Ride. The Compensation Committee approved the addition of an operating profit percent over-ride feature to each of the Incentive Plans for 2015. This feature provides for a reduction in payouts under the plans from the amounts otherwise determined under the pre-established performance targets unless a separate operating profit percent target of 4.0% is achieved, thus providing participants with additional motivation to deliver outstanding performance.

•
Nuvera Integration and Project Development Goals. For 2015, the Short-Term Plan awards for certain of the U.S. NEOs were based in part on performance criteria pertaining to the integration of Nuvera following its acquisition by HYG in December 2014. The integration and project development goals are highly specific, task-oriented goals. Among other things, they identify specific future projects, customers and contracts. The Compensation Committee believed that, with strong management performance, it was reasonably possible for the Company to meet all Nuvera integration and project development targets in 2015.

Short-Term Incentive Compensation
For 2015, the Short-Term Plan was designed to provide target short-term incentive compensation to the NEOs of between 50% and 100% of salary midpoint, depending on the NEO's position. The table below shows the short-term target awards approved by the Compensation Committee under the Short-Term Plan for each NEO for 2015:

Named Executive Officer	(A) 2015 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) 2015 Short-Term Plan Payout (%) (1)	(E) = (C) x (D) Short-Term Plan Payout ($)	(F) = (E)/(A) Short-Term Plan Payout as a % of Salary Midpoint
Alfred M. Rankin, Jr.	$742,650	100.0%	$742,650	70.2%	$520,969	70.2%
Kenneth C. Schilling	$379,000	50.0%	$189,500	71.1%	$134,735	35.6%
Colin Wilson	$728,500	80.0%	$582,800	70.2%	$408,834	56.1%
Charles F. Pascarelli (2)	$444,600	55.0%	$244,530	76.6%	$187,310	42.1%
Rajiv K. Prasad	$444,600	55.0%	$244,530	66.4%	$162,246	36.5%
Ralf A. Mock (3)	$425,659	50.0%	$212,830	N/A	N/A	N/A

(1)
Refer to the tables below for detailed calculations of the 2015 payout percentages for the Short-Term Plan. Note that 5% of the 2015 Short-Term Plan payouts for Messrs. A. Rankin and Wilson, and 25% of the Short-Term Plan payout for Mr. Prasad, was based on Nuvera integration and project development goals.

(2)	Mr. Pascarelli's 2015 Short-Term Plan payout was based on the performance of the Company's Americas division.

(3)
Mr. Mock's employment with HY-UK terminated effective April 15, 2015. His Short-Term Plan target for 2015 was set at 50% of his salary midpoint. Under the terms of the Short-Term Plan, Mr. Mock was not entitled to receive a final award for the period of time that he worked during 2015 because he was not employed on the last day of 2015.

The following tables show the performance criteria established by the Compensation Committee for 2015 under the Short-Term Plan to determine final incentive compensation payments for the NEOs.

Short-Term Incentive Compensation for Mr. Schilling. The following table shows the performance criteria established by the Compensation Committee for 2015 under the Short-Term Plan to determine final incentive compensation payments for Mr. Schilling. 100% of his 2015 Short-Term Plan payout was based on corporate performance factors:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Dollars - Global	20%	$135,346,555	$128,268,594	89.5%	17.9%
Adjusted Operating Profit Percent - Global	20%	4.8%	5.0%	102.3%	20.5%
Adjusted ROTCE - Global	20%	22.2%	26.0%	139.6%	27.9%
Market Share - Americas	17%	—	—	0.0%	0.0%
Market Share - Brazil	4%	—	—	0.0%	0.0%
Market Share - EMEA	10%	—	—	0.0%	0.0%
Market Share - Asia	4%	—	—	98.3%	3.9%
Market Share - Pacific	3%	—	—	0.0%	0.0%
Market Share - China	1%	—	—	0.0%	0.0%
Market Share - Japan	1%	—	—	90.0%	0.9%
U.S. Corporate Total					71.1%
Short-Term Incentive Compensation for Messrs. A. Rankin and Wilson. The following table shows the performance criteria established by the Compensation Committee for 2015 under the Short-Term Plan to determine final incentive compensation payments for Messrs. A. Rankin and Wilson. 95% of their 2015 Short-Term Plan payout was based on corporate performance factors and 5% of their 2015 Short-Term Plan payout was based on Nuvera integration and project development performance factors:

Performance Criteria	Initial Weighting at Performance Group Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Dollars - Global	20%	95%	19.0%	$135,346,555	$128,268,594	89.5%	17.0%
Adjusted Operating Profit Percent - Global	20%	95%	19.0%	4.8%	5.0%	102.3%	19.4%
Adjusted ROTCE - Global	20%	95%	19.0%	22.2%	26.0%	139.6%	26.5%
Market Share - Americas	17%	95%	16.2%	—	—	0.0%	0.0%
Market Share - Brazil	4%	95%	3.8%	—	—	0.0%	0.0%
Market Share - EMEA	10%	95%	9.5%	—	—	0.0%	0.0%
Market Share - Asia	4%	95%	3.8%	—	—	98.3%	3.7%
Market Share - Pacific	3%	95%	2.9%	—	—	0.0%	0.0%
Market Share - China	1%	95%	1.0%	—	—	0.0%	0.0%
Market Share - Japan	1%	95%	1.0%	—	—	90.0%	0.9%
U.S. Corporate Total							67.6%
Nuvera Integration and Project Development	100%	5%	5%	—	—	52.1%	2.6%
Nuvera Total							2.6%
Final Payout Percentage							70.2%
Short-Term Incentive Compensation for Mr. Prasad. The following table shows the performance criteria established by the Compensation Committee for 2015 under the Short-Term Plan to determine final incentive compensation payments for Mr. Prasad. 75% of his 2015 Short-Term Plan payout was based on corporate performance factors and 25% of his 2015 Short-Term

Plan payout was based on Nuvera integration and project development performance factors:

Performance Criteria	Initial Weighting at Performance Group Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Dollars - Global	20%	75%	15.0%	$135,346,555	$128,268,594	89.5%	13.4%
Adjusted Operating Profit Percent - Global	20%	75%	15.0%	4.8%	5.0%	102.3%	15.3%
Adjusted ROTCE - Global	20%	75%	15.0%	22.2%	26.0%	139.6%	20.9%
Market Share - Americas	17%	75%	12.8%	—	—	0.0%	0.0%
Market Share - Brazil	4%	75%	3%	—	—	0.0%	0.0%
Market Share - EMEA	10%	75%	7.5%	—	—	0.0%	0.0%
Market Share - Asia	4%	75%	3.0%	—	—	98.3%	2.9%
Market Share - Pacific	3%	75%	2.3%	—	—	0.0%	0.0%
Market Share - China	1%	75%	0.8%	—	—	0.0%	0.0%
Market Share - Japan	1%	75%	0.8%	—	—	90.0%	0.7%
U.S. Corporate Total							53.4%
Nuvera Integration and Project Development	100%	25%	25%	—	—	52.1%	13.0%
Nuvera Total							13.0%
Final Payout Percentage							66.4%
Short-Term Incentive Compensation for Mr. Pascarelli. The following table shows the performance criteria established by the Compensation Committee for 2015 under the Short-Term Plan to determine final incentive compensation payments for Mr. Pascarelli. 100% of his 2015 Short-Term Plan payout was based on Americas' division performance factors:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Dollars - Americas	20%	$105,778,562	$120,700,062	141.2%	28.2%
Adjusted Operating Profit Percent - Global	20%	4.8%	5.0%	102.3%	20.5%
Adjusted ROTCE - Global	20%	22.2%	26.0%	139.6%	27.9%
Market Share - Americas	40%	—	—	0.0%	0.0%
Final Payout Percentage - Americas					76.6%
Long-Term Incentive Compensation
The purpose of our Long-Term Incentive Plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our Long-Term Incentive Plans require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the NEOs' long-term interests.
Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. The Compensation Committee does not consider a NEO's long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.
In 2015, all senior executives in the U.S., including all of the U.S. NEOs, participated in our Equity Long-Term Plan. With respect to the participants in the Equity Long-Term Plan, any gains the executives realize in the long run depend on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares of Class A Common that are awarded under the Equity Long-Term Plan generally may not be transferred for ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The

Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.
As a result of the annual grants under the Equity Long-Term Plan and the corresponding transfer restrictions, the number of shares of Class A Common that an executive holds generally increases each year. Consequently, our executives will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other stockholders.
For 2015, approximately 65% of the Equity Long-Term Plan awards of the NEOs was distributed in shares of restricted stock, with the remaining 35% being distributed in cash to initially approximate the income tax withholding obligations for the stock. In addition, at the time the stock awards were issued, an NEO may surrender a portion of his shares to the Company to pay for additional tax withholding obligations associated with the award. The actual number of shares of stock issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•
the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2014 calendar year (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the performance period); or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2015 performance period.
Participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The full amount of the award, including the fair market value of the award shares on the date of grant, is fully taxable to the participant. The award shares that are issued are subject to transfer restrictions that generally lapse on the earliest to occur of:

•	ten years after the last day of the performance period;

•	the participant's death or permanent disability; or

•	five years (or earlier with the approval of the Compensation Committee) from the date of retirement.
The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so for circumstances other than: (i) the purchase of a principal residence for the participant, (ii) payment of medical expenses for the participant, his spouse or his dependents, or (iii) payment of expenses for the education of the participant, his spouse or his dependents within the next 18 months.
Mr. Mock participated in the Cash Long-Term Plan in 2015. Refer to "Description of Nonqualified Deferred Compensation Plans" on page 38 for additional information on the Cash Long-Term Plan.

For 2015, the Long-Term Incentive Plans were designed to provide target long-term incentive compensation to the NEOs of between 70% and 285% depending on the NEO's position. The table below shows the long-term target awards and payouts under the Long-Term Incentive Plans approved by the Compensation Committee for each NEO for 2015:

Named Executive Officer and Long-Term Incentive Plan	(A) Salary Midpoint ($)	(B) Long-Term Plan Target as a Percentage of Salary Midpoint (%)(1)	(C)=(A) x (B) Long-Term Plan Target ($)(2)(3)	(D) 2015 Long-Term Plan Payout (%)	(E) = (C) x (D) Cash-Denominated Long-Term Plan Payout ($)(3)(4)	(F)=(E)/(A) Cash-Denominated Long- Term Plan Payout as a Percentage of Salary Midpoint (%)	(G) Fair Market Value of Long-Term Plan Payout ($)(3)(4)
Alfred M. Rankin, Jr. - Equity Long-Term Plan	$742,650	327.7%	$2,434,035	51.4%	$1,251,094	168.5%	$1,103,047
Kenneth C. Schilling - Equity Long-Term Plan	$379,000	80.5%	$305,095	51.4%	$156,819	41.4%	$138,262
Colin Wilson - Equity Long-Term Plan	$728,500	172.5%	$1,256,663	51.4%	$645,925	88.7%	$569,490
Charles F. Pascarelli (5) - Equity Long-Term Plan	$444,600	103.5%	$460,161	45.9%	$211,214	47.5%	$186,220
Rajiv K. Prasad - Equity Long-Term Plan	$444,600	103.5%	$460,161	51.4%	$236,523	53.2%	$208,534
Ralf A. Mock - Cash Long-Term Plan	$402,500	70.0%	$281,750	N/A	N/A	N/A	N/A

(1)
The target percentages for participants in the Equity Long-Term Plan include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the equity awards.

(2)
Target awards under the Cash Long-Term Plan for non-U.S. employees are based on the Hay-recommended percentage of the U.S. salary midpoint for their salary grades, not on the local midpoint, and are denominated in U.S. dollars rather than local currency. Therefore, Mr. Mock's long-term target award was based on 70% of $402,500 (his U.S. salary midpoint) rather than 70% of $425,659 (his EMEA salary midpoint for 2015 converted to U.S. dollars).

(3)
Awards under the Equity Long-Term Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the 2015 dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted stock (approximately 65%). The number of shares of stock issued was determined using the formula share price described above. The amount shown in column (G) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was initially issued for the 2015 long-term awards. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 32. The shares were valued on the date on which the Equity Long-Term Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (G) is due to the fact that the number of shares issued was calculated using the formula share price of $65.27 while the grant date fair value was calculated using $53.385, which is the average of the high and low share price on the day the shares were granted.

(4)
Awards under the Cash Long-Term Plan are calculated and paid in dollars. There is no difference between the amount of the cash-denominated awards and the fair market value of the awards under the Cash Long-Term Plan. Mr. Mock terminated employment with HY-UK effective April 15, 2015. Under the terms of the Cash Long-Term Plan, Mr. Mock was not entitled to receive a final award for the period of time that he worked during 2015 because he was not employed on the last day of 2015.

(5)	Mr. Pascarelli's 2015 Equity Long-Term Plan payout was based on the performance of the Company's Americas division.

Long-Term Incentive Compensation for Messrs. A. Rankin, Schilling, Wilson and Prasad. The following table shows the performance criteria established by the Compensation Committee for 2015 under the Equity Long-Term Plan to determine final incentive compensation payments for Messrs. A. Rankin, Schilling, Wilson and Prasad. 100% of their 2015 Equity Long-Term Plan payout was based on the following corporate performance factors:

`	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Percent - Global	50%	—	—	91.7%	45.9%
Market Share - Americas	22%	—	—	0.0%	0.0%
Market Share - Brazil	5%	—	—	0.0%	0.0%
Market Share - EMEA	12%	—	—	0.0%	0.0%
Market Share - Asia	5%	—	—	98.3%	4.9%
Market Share - Pacific	4%	—	—	0.0%	0.0%
Market Share - China	1%	—	—	0.0%	0.0%
Market Share - Japan	1%	—	—	60.0%	0.6%
Final Payout Percentage - Corporate					51.4%
Long-Term Incentive Compensation for Mr. Pascarelli. The following table shows the performance criteria established by the Compensation Committee for 2015 under the Equity Long-Term Plan to determine final incentive compensation payments for Mr. Pascarelli. 100% of his 2015 Equity Long-Term Plan payout was based on the following Americas division performance factors:

	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Percent - Global	50%	—	—	91.7%	45.9%
Market Share - Americas	50%	—	—	0.0%	0.0%
Final Payout Percentage - Americas					45.9%
Adjusted Operating Profit Percent. These tables do not disclose our adjusted operating profit percent target or results due to the competitively sensitive nature of that information. The operating profit percent targets used under the Long-Term Incentive Plans reflect long-term corporate objectives. The Compensation Committee believed that, with strong management performance, it was reasonably possible for the Company to meet all operating profit percent targets in 2015.
The Company also maintains the Hyster-Yale Materials Handling, Inc. Supplemental Long-Term Equity Incentive Plan, referred to as the Supplemental Equity Plan, which gives the Compensation Committee the flexibility to provide discretionary additional equity compensation. To date, the Compensation Committee has not granted any awards under the Supplemental Equity Plan.
Other Compensation of Named Executive Officers
Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to our employees, including the NEOs, in addition to the Incentive Plan compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our Incentive Plans. No discretionary cash bonuses were awarded to the NEOs for 2015 performance.
Retirement Plans. The material terms of our retirement plans are described in the narratives following the Pension Benefits Table and the Nonqualified Deferred Compensation Table.
Defined Benefit Pension Plans. The NEOs do not currently accrue any defined benefit pension benefits. Mr. Wilson is entitled to receive payments from a frozen pension plan as indicated in the Pension Benefits Table on page 38.
Defined Contribution Plans. We provide the NEOs and most other full-time employees with defined contribution retirement benefits. Employer contributions are calculated under formulas that are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly-situated employees. However, (i) certain retirement benefits that are provided to Messrs. A. Rankin and Wilson exceed the benefits that are provided to other employees and (ii) the benefits that are provided to the NEOs and other executive officers in the U.S. are provided under a combination of tax-favored and Excess Plans, while the benefits that are provided to other employees are provided generally only under tax-favored plans. The Excess Plans provide the U.S. employees with the retirement benefits that would have been provided under the tax-favored plans, but that cannot be provided due to various Internal Revenue Service regulations, limits and non-discrimination requirements.
Our defined contribution plans contain the following three types of benefits:

•	employee deferrals;

•	matching (or substitute matching) employer contributions; and

•	profit sharing benefits.
The "compensation" that is taken into account under these plans generally includes base salary and Short-Term Plan payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments.
Under the U.S. plans, eligible employees other than Mr. A. Rankin may elect to defer up to 25% of compensation. Mr. A. Rankin no longer defers any compensation under the defined contribution plans. Under the U.K. plan, Mr. Mock was permitted to defer up to 100% of compensation.
Under the matching portion of the plans for 2015, the NEOs received employer matching contributions in accordance with the following formulas:
•Mr. A. Rankin: an automatic 3% employer contribution;
•Messrs. Schilling, Wilson, Pascarelli and Prasad: a 3% match on the first 7% of contributions to the U.S. plans; and
•Mr. Mock: a 6% match on the first 6% of contributions to the U.K. plan.
Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation that varies depending on the employee's age, compensation and our operating profit percent performance for the year. If the Company performs well, the amount of the profit sharing contribution increases. The range of profit sharing contributions for the NEOs in 2015 was:

•	Messrs. A. Rankin and Wilson: between 4.50% and 14.90% of compensation;

•	Messrs. Schilling and Pascarelli: between 3.80% and 12.25% of compensation;

•	Mr. Prasad: between 3.20% and 10.05% of compensation; and

•	Mr. Mock: 1.16% of compensation.
Messers. A. Rankin, Schilling, Wilson, Prasad and Mock are all 100% vested in their retirement benefits, while Mr. Pascarelli is 60% vested in his retirement benefits. Benefits under the tax-favored plans are payable at any time following a termination of employment. Participants have the right to invest their account balances among various investment options that are offered by the plans' trustees. Participants can elect various forms of payment including lump sum distributions and installments.
Under the Excess Plans:

•
participants' account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the U.S. qualified defined contribution plan with a 14% maximum per year;

•	no interest is credited on excess profit sharing benefits;

•
the amounts credited under the Excess Plans each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the Excess Plans; and

•
the amounts credited under the Excess Plans each year are increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase applies to all benefits other than interest and the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution.

Mr. Wilson maintains an account under the HYG Unfunded Benefit Plan (the "Frozen Unfunded Plan") that was frozen effective December 31, 2007. His frozen account is subject to the following rules:

•
The frozen account is credited with interest each year. For 2015, interest on Mr. Wilson's account is credited at the rate of 2% during the year. Certain sub-accounts are credited with additional interest credits after year-end based on a formula that takes into account the final payout percentage under the Cash Long-Term Plan for the year, with a maximum of 14%.

•	The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, is paid prior to March 15th of the following year.

•
The frozen account (including unpaid interest for the year of payment, if any) will be paid at the earlier of termination of employment (subject to a six-month delay if required under Section 409A of the Internal Revenue Code) or a change in control.

•
Upon payment of the frozen account, a determination will be made whether the highest incremental state and federal personal income tax rates in the year of payment exceed the rates that were in effect in 2008 when all other participants received their payments from the Frozen Unfunded Plan. In the event the rates have increased, an additional tax gross-up payment will be paid to Mr. Wilson. The Compensation Committee determined that we, and not the executive, should bear the risk of a tax increase after 2008 because Mr. Wilson would have received payment of his frozen account in 2008 were it not for the adverse cash flow and income tax impact on us. No other tax gross-ups (such as gross-ups for excise or other taxes) will be paid.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.
Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives (mostly outside the U.S.), including Mr. Mock's car allowance, we do not believe these perquisites and other personal benefits constitute a material component of the executive officer's compensation package. See note (5) to the Summary Compensation Table on page 32.
Employment and Severance Agreements. Consistent with our general severance arrangement, upon an NEO's termination of employment with us for any reason, the NEO is entitled to:

•	amounts or benefits earned or accrued during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•
benefits that are provided in accordance with the terms of the retirement plans, the Incentive Plans, the Excess Plans and the Frozen Unfunded Plan at termination of employment that are further described in this Proxy Statement.

Upon termination of employment in certain circumstances and in accordance with the terms of a broad-based severance plan that applies to all U.S. salaried employees, the U.S. NEOs are also entitled to severance pay and continuation of certain health benefits for a stated period of time based on length of service.
For 2015, the only senior executive in the United States with a pre-arranged severance agreement was Mr. Pascarelli, who was hired in February 2013. Under his agreement, Mr. Pascarelli was entitled to receive severance benefits equal to the sum of a portion of his base salary and target short and long-term incentive targets if he was involuntarily terminated for reasons other than cause within two years of his date of hire. This special severance arrangement was approved by the Compensation Committee and expired in March 2015.
The terms and conditions of the employment of our executives outside the United States are generally defined in written agreements that cannot be revised without the consent of both the employer and the executive. Mr. Mock's agreement specified a minimum salary and car allowance. It also required participation in the Short-Term and Cash Long-Term Plans, but did not guarantee the amount of any incentive payments. Mr. Mock's agreement contained a 12-month notice provision, which is in excess of the general three-month statutory notice maximum in the U.K. Under this provision, a termination of Mock's employment without notice, would require us to pay Mr. Mock an amount equal to the sum of 12 months' base pay plus his annual car allowance. Any additional compensation or benefits would be the subject of negotiation.
In April 2015, HY-UK and Mr. Mock entered into the Separation Agreement which provided that Mr. Mock's employment with HY-UK would terminate effective April 15, 2015. More information concerning the terms of the Separation Agreement and the amounts payable thereunder is provided under "Potential Payments Upon Termination/Change in Control" beginning on page 35.
Limited Change in Control Benefits. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. The accrued account balances under the Cash Long-Term Plan, the Excess Plans and the Frozen Unfunded Plan will automatically be paid in the form of a lump sum payment in the event of a change in control of the Company or the participant's employer. A pro-rata target award under the current year's Incentive Plans will also be paid in the event of a change in control. The Compensation Committee believes that:

•	The change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans;

•
The skills, experience and services of our key management employees are a strong factor in our success and that the occurrence of a change in control transaction would create uncertainty for these employees; and

•	Some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs.
Our change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control.
The change in control payment trigger under the Excess Plans and the Frozen Unfunded Plan does not increase the amount of the benefits payable under those plans. Participants will only receive their accrued account balance (including interest) as of the date of the change in control. However, the change in control provisions under our Incentive Plans, in addition to providing for the immediate payment of the account balance (plus interest) under the Cash Long-Term Plan as of the date of the change in control (if any), also provide for the payment of a pro-rated award target for the year of the change in control.
Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the payments under any plan will be "grossed up" for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.
For a further discussion of the potential payments that may be made to the NEOs in connection with a change in control, see "Potential Payments Upon Termination/Change in Control" beginning on page 35.
Tax and Accounting Implications
Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million that is paid to the U.S. NEOs (other than Mr. Schilling). For 2015, each of our Incentive Plans was designed so that, together with steps taken by the Compensation Committee in the administration of the Incentive Plans, payouts on most awards should not count towards the $1 million cap that Code Section 162(m) imposes for purposes of federal income tax deductibility.
While the Compensation Committee intends generally for payments under the Incentive Plans to meet the criteria for federal income tax deductibility under Code Section 162(m), such deductibility is not guaranteed and is only one factor among a number of factors considered in determining appropriate levels or modes of compensation. We maintain the flexibility to compensate executive officers based upon an overall determination of what the Compensation Committee believes is in the best interests of the Company and its stockholders, even if all or a portion of the compensation is determined not to be deductible under applicable law.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the Equity Long-Term Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See Note 5 of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company's compensation program on the Company's risk profile. The Committee directed management to annually undertake a detailed risk assessment of our compensation programs. Each year, management, with the assistance of outside legal counsel, reviews our pay practices and incentive programs to identify any potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short and long-term performance measures; financial and non-financial performance measures and allows for the use of Compensation Committee discretion. Further, the Company has policies to mitigate compensation-related risk including lengthy holding periods for long-term awards; stated payment caps; insider-trading prohibitions and independent Compensation Committee oversight. The Compensation Committee agreed with the findings of management's assessment for 2015 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted under the Equity Long-Term Plan generally must be held for a period of ten years which can result in the executive officers being required to hold a significant accumulation of Class A Common during their careers.
Role of Executive Officers in Compensation Decisions. Our management, in particular the CEO of the Company and the CEO of HYG, reviews our goals and objectives relevant to the compensation of our executive officers. The CEO of HYG annually reviews the performance of each executive officer (other than the CEO of HYG whose performance is reviewed by the CEO of the Company, and the CEO of the Company, whose performance is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by the Hay Group, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Executive Compensation Program for 2016 and Impact of "Say on Pay" Stockholder Vote
When setting executive compensation for 2016, the Compensation Committee took into account the results of the stockholder advisory vote on executive compensation that occurred at our 2013 annual meeting of stockholders. Stockholders who cast votes nearly unanimously (99%) approved the compensation of our named executive officers described in our 2013 proxy statement. Our executive compensation program for 2016 will generally be, and our executive compensation program for 2014 and 2015 has generally been, structured in a manner similar to our 2013 program.
Principal changes for 2016 include (1) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general industry survey data and the recommendations of the Hay Group based on an updated All Industrial survey and (2) changes to targets for the Incentive Plans based on management recommendations as to the performance objectives of the particular business unit for 2016 or to better incentivize certain groups of participants.
The following additional changes have been made to our compensation program for 2016:

•	The base salary threshold for participation in the Excess Plan was raised from $125,000 to $150,000 beginning January 1, 2016.

•	The Nuvera employees began participating in the Company's benefit plans and programs, including our current Incentive Plans (based on their salary midpoints, as provided by the Hay Group).

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.
JOHN P. JUMPER, CHAIR
CAROLYN CORVI
JOHN M. STROPKI
EUGENE WONG

Summary Compensation Table
The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries.
SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2015

Name and Principal Position	Year	Salary(1)($)	Stock Awards(2)($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value (3) and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Alfred M. Rankin, Jr.; Chairman, President and CEO - Hyster-Yale; Chairman - HYG	2015	$844,900	$665,124	$958,893	(6)	$36,577	$301,837	$2,807,331
	2014	$813,720	$1,109,209	$1,171,982	(6)	$39,811	$328,978	$3,463,700
	2013	$776,400	$4,198,497	$1,621,783	(6)	$53,106	$402,629	$7,052,415
Kenneth C. Schilling, Senior Vice President and Chief Financial Officer - Hyster-Yale and HYG	2015	$380,282	$83,334	$189,663	(6)	$9,539	$87,525	$750,343
	2014	$363,126	$135,804	$219,014	(6)	$10,469	$91,476	$819,889
	2013	$346,786	$531,507	$301,192	(6)	$8,072	$81,442	$1,268,999
Colin Wilson; President and CEO, HYG - Hyster-Yale; President and CEO - HYG	2015	$640,000	$343,372	$634,951	(6)	$81,708	$198,439	$1,898,470
	2014	$596,665	$393,203	$541,632	(6)	$111,455	$183,755	$1,826,710
	2013	$531,369	$1,148,517	$576,276	(6)	$257,435	$157,362	$2,670,959
Charles F. Pascarelli; Senior Vice President, President, Americas - HYG (7)	2015	$440,030	$112,269	$261,262	(6)	$11,488	$103,668	$928,717
	2014	$393,360	$159,358	$258,712	(6)	$9,336	$124,335	$945,101
Rajiv K. Prasad; Senior Vice President, Product Development, Manufacturing and Supply Chain Strategy - HYG	2015	$442,226	$125,722	$245,058	(6)	$13,148	$90,863	$917,017
	2014	$405,084	$164,419	$254,886	(6)	$26,259	$90,451	$941,099
	2013	$374,916	$564,493	$319,930	(6)	$54,766	$82,581	$1,396,686
Ralf A. Mock; Former Senior Vice President, Managing Director, EMEA - HY-UK (8)	2015	$130,320	N/A	N/A		$0	$1,002,167	$1,132,487

(1)	The amounts reported under the "Salary" column include both base salary and the fixed dollar annual perquisite allowance.

(2)
The amounts shown are the grant date fair value of the awards issued under the Equity Long-Term Plan, determined in accordance with FASB ASC Topic 718. Refer to the tables and discussion on pages 24-27 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts for 2015 under the Equity Long-Term Plan.

(3)
Amounts listed in this column include the aggregate change in the actuarial present value of accumulated plan benefits under our frozen defined benefit pension plans, as described in more detail in the Pension Benefits Table on page 38. For 2015, the following amount was included: $43,150 for Mr. Wilson. Messrs. A. Rankin, Schilling, Prasad, Pascarelli and Mock do not participate in any of our defined benefit pension plans.

(4)
Amounts listed in this column also include interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the executives' accounts under the plans listed in the Nonqualified Deferred Compensation Table on page 37. For 2015, the following amounts were included: $36,577 for Mr. A. Rankin; $9,539 for Mr. Schilling; $38,558 for Mr. Wilson; $13,148 for Mr. Prasad; and $11,488 for Mr. Pascarelli.

(5)	All other compensation earned during 2015 for each of the NEOs is as follows:

	Alfred M. Rankin, Jr.	Kenneth C. Schilling	Colin Wilson	Charles F. Pascarelli	Rajiv K. Prasad	Ralf A. Mock
Employer Tax-Favored Matching Contributions	$0	$7,813	$7,813	$7,813	$7,813	$29,332
Employer Excess Plan Matching Contributions	$41,516	$7,839	$20,904	$10,419	$10,284	$0
Employer Tax-Favored Profit Sharing Contributions	$0	$27,188	$27,188	$27,188	$27,188	$1,645
Employer Excess Plan Profit Sharing Contributions	$220,617	$41,605	$123,329	$54,058	$43,871	$0
Other Excess Plan Employer Retirement Contributions	$37,710	$0	$0	$0	$0	$0
Employer Paid Life Insurance Premiums	$1,994	$1,542	$2,620	$1,544	$1,707	$3,187
Other	$0	$1,538	$16,585	$2,646	$0	$968,002
Total	$301,837	$87,525	$198,439	$103,668	$90,863	$1,002,166

•
The Company does not provide Mr. A. Rankin with any defined benefit pension or tax-favored retirement benefits. Of the amounts shown above for Mr. A. Rankin, $299,843 represents defined contribution retirement benefits earned in 2015.

•
Mr. Mock's employment with HY-UK terminated effective April 15, 2015. Amounts listed in "Other" reflect the amount of car allowance that Mr. Mock actually received in 2015. Refer to "Potential Payments Upon Termination/Change in Control" beginning on page 35 for additional information concerning the amounts listed in "Other" for Mr. Mock.

•	Amounts listed in "Other" for Messrs. Schilling, Wilson and Pascarelli reflect relocation and spousal travel expenses, and employer-paid premiums for personal excess liability insurance.

(6)	The amounts listed reflect the cash payments under the Short-Term Plan and the cash portion (approximately 35%) of the awards under the Equity Long-Term Plan.

(7)	Mr. Pascarelli was not an NEO in 2013.

(8)	Mr. Mock was not an NEO in 2013 or 2014.

Grants of Plan-Based Awards
The following table sets forth information concerning awards granted to the NEOs for fiscal year 2015 and estimated payouts in the future, under the Incentive Plans.
GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2015

				(A) Estimated Future or Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Future or Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards (2) ($)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Alfred M. Rankin, Jr.	N/A	Short-Term Plan	(3)	$742,650	$1,113,975	N/A	N/A	N/A
	2/9/2016	Equity Long-Term Plan	(4)	$851,912	$1,703,825	$1,582,123	$3,164,246	$665,124
Kenneth C. Schilling	N/A	Short-Term Plan	(3)	$189,500	$284,250	N/A	N/A	N/A
	2/9/2016	Equity Long-Term Plan	(4)	$106,783	$213,567	$198,312	$396,624	$83,334
Colin Wilson	N/A	Short-Term Plan	(3)	$582,800	$874,200	N/A	N/A	N/A
	2/9/2016	Equity Long-Term Plan	(4)	$439,832	$879,664	$816,831	$1,633,662	$343,372
Charles F. Pascarelli	N/A	Short-Term Plan	(3)	$244,530	$366,795	N/A	N/A	N/A
	2/9/2016	Equity Long-Term Plan	(4)	$161,056	$322,113	$299,105	$598,209	$112,269
Rajiv K. Prasad	N/A	Short-Term Plan	(3)	$244,530	$366,795	N/A	N/A	N/A
	2/9/2016	Equity Long-Term Plan	(4)	$161,056	$322,113	$299,105	$598,209	$125,722
Ralf A. Mock	N/A	Short-Term Plan	(3)	$212,830	$319,245	N/A	N/A	N/A
	N/A	Cash Long-Term Plan	(5)	$281,750	$422,625	N/A	N/A	N/A

(1)	There are no minimum or threshold payouts to the NEOs under any of our Incentive Plans.

(2)
Amounts in this column reflect the grant date fair value of shares of stock that were granted and initially issued under the Equity Long-Term Plan. The amount shown is the grant date fair market value as determined in accordance with FASB ASC Topic 718. These amounts are also reflected in the Summary Compensation Table on page 32.

(3)
Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2015 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2015 payout opportunity under this plan. The amounts disclosed in this table for the NEOs are the target and maximum awards that were established by the Compensation Committee in early 2015. The amount the NEOs actually received, after the final payout was calculated based on our actual performance compared to the pre-established performance goals, is disclosed in the Summary Compensation Table.

(4)
These amounts reflect the awards issued under the Equity Long-Term Plan for 2015 performance. Awards are based on a one-year performance period that consists solely of the 2015 calendar year. The awards are paid out, partially in stock and partially in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2015 payout opportunity under the plan. The amounts disclosed in this table are the dollar values of the target and maximum awards that were established by the Compensation Committee in early 2015. These targets include the 15% increase to account for the immediately taxable nature of these equity awards. The cash portion of the award, representing 35% of the total award, is listed under column (A) of this table. The remaining 65% of the award, reflecting the stock portion of the award, is listed under column (B) of this table. The amount the executives actually received, after the final payout was calculated based on our actual performance compared to the pre-established performance goals, is disclosed in the Summary Compensation Table.

(5)	This amount reflects the dollar value of the target award for Mr. Mock for the 2015 performance period under the Cash Long-Term Plan.
Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table
The compensation of the NEOs consists of the following components: base salary (which includes the perquisite allowance for U.S. executives), short-term cash incentives and long-term equity and non-equity incentives. All of the NEOs also receive various retirement benefits. Each of these components is described in detail in the "Compensation Discussion and Analysis" which begins on page 15. Additional details of certain components are provided below.

Equity Compensation
In 2015, U.S. salaried employees in salary grades 26 and above, including the U.S. NEOs, participated in the Equity Long-Term Plan. All employees are also eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding for the year ended December 31, 2015.
Awards under the Equity Long-Term Plan are paid partially in cash and partially in the form of fully vested shares of restricted stock. While the stock is fully vested at the time of grant, it is subject to transfer restrictions generally for a period of ten years from the date of grant. Refer to "Long-Term Incentive Compensation" beginning on page 24 and note (4) of the "Grants of Plan-Based Awards" table beginning on page 33 for additional information regarding our equity awards. The following table reflects the stock awards issued under the Equity Long-Term Plan for 2015 performance. No stock awards have been issued under the Supplemental Equity Plan.
STOCK VESTED
For Fiscal Year Ended December 31, 2015

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alfred M. Rankin, Jr.	12,459	$665,124
Kenneth C. Schilling	1,561	$83,334
Colin Wilson	6,432	$343,372
Charles F. Pascarelli	2,103	$112,269
Rajiv K. Prasad	2,355	$125,722
Ralf A. Mock	N/A	N/A

Stock Options
We do not sponsor any stock option plans and the Company did not grant any stock options during the fiscal year ended December 31, 2015 to any person, including the NEOs.

Potential Payments Upon Termination/Change in Control
As discussed in "Employment and Severance Agreements " on page 29, Mr. Mock's employment with HY-UK terminated on April 15, 2015. Mr. Mock received severance benefits provided by his employment agreement and his Separation Agreement. These benefits generally consisted of:

•
In accordance with the terms of his employment agreement, $459,491 in cash as compensation in lieu of a notice period, representing Mr. Mock's base pay for 12 months (which was $446,814), plus his annual car allowance (which was $20,411), less his excess holiday pay (which was $7,734);

•$161,467 in cash in lieu of expected payments under the Company's Short-Term and Cash Long-Term Plans;

•	a contribution to the U.K. defined contribution plan of $61,141, representing 12 months of employer contributions;
•$279,989 in cash as negotiated separation pay; and
•continued Company funding of private healthcare and life insurance through April 14, 2016.
Mr. Mock executed a release in favor of the Company.
The following change in control provisions are contained in the Incentive Plans, Excess Plans and Frozen Unfunded Plan:

•
the account balances as of the date of the change in control in the Cash Long-Term Plan, the Excess Plans and the Frozen Unfunded Plan will automatically be paid in the form of a lump sum payment in the event of a change in control of the Company or the participant's employer; and

•
the change in control provisions under our Incentive Plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control, also provide for the payment of a pro-rated target award for the year of the change in control.

A "change in control" for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Code:
(1) An acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable, involving:

•	any employee benefit plan;

•	the Company;

•	the applicable subsidiary or one of its affiliates; or

•	the parties to the stockholders' agreement discussed under "Amount and Nature of Beneficial Ownership - Class B Common Stock" on page 43;
(2) The members of the Company's current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company's Board of Directors or, if applicable, the board of directors of a successor of the Company;
(3) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor;
(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply:

•
the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•
at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing for such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.

For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we have assumed that a change in control occurred on December 31, 2015. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.
POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets ($)(1)	Estimated Total Value of Payments Based on Accrued Balance in Cash Long-Term Plan ($)(2)	Estimated Total Value of Cash Payments Based on Accrued Balance in Excess Plans and Frozen Unfunded Plan ($)(3)	Estimated Total Value of all Payments ($)
Alfred M. Rankin, Jr.	$3,176,685	N/A	$345,564	$3,522,249
Kenneth C. Schilling	$494,595	N/A	$95,147	$589,742
Colin Wilson	$1,839,463	$525,724	$1,609,728	$3,974,915
Charles F. Pascarelli	$704,691	N/A	$102,797	$807,488
Rajiv K. Prasad	$704,691	$258,717	$99,732	$1,063,140
Ralf A. Mock (4)	N/A	$678,261	N/A	$678,261

(1)
This column reflects the award targets for the NEOs under the Incentive Plans for 2015. Under the change in control provisions of the plans, they would have been entitled to receive their award targets for 2015 if a change in control had occurred on December 31, 2015. Awards under the Equity Long-Term Plan are denominated in dollars and the amounts shown in the above table reflect the dollar-denominated 2015 target awards (including the 15% increase to reflect the immediately taxable nature of the award). As described in note (4) to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted stock.

(2)
This column reflects the December 31, 2015 account balances of Messrs. Wilson and Prasad (for awards issued under the Cash Long-Term Plan for years prior to 2013) and Mr. Mock (for awards issued under the Cash Long-Term Plan for years prior to 2015). Under the change in control provisions of this plan, these NEOs would have been entitled to receive the acceleration of the payment of their entire account balances under the plan if a change in control had occurred on December 31, 2015. The amounts shown for Messrs. Wilson and Prasad were earned for services performed in years prior to 2013 and were 100% vested prior to December 31, 2013. The amount shown for Mr. Mock was earned for services performed in years prior to 2015 and was 100% vested prior to December 31, 2015. No additional amounts are paid due to a change in control. There are no accrued balances under the Equity Long-Term Plan.

(3)
This column reflects the account balances of the NEOs as of December 31, 2015 under the Excess Plans and the Frozen Unfunded Plan (for Mr. Wilson). Under the change in control provisions of those plans, the NEOs would have been entitled to receive payment of their entire account balances if a change in control had occurred on December 31, 2015. No additional amounts are paid due to a change in control. The majority of the amount shown for Mr. Wilson is 100% vested and was earned for services performed in years prior to 2015. Only a small portion of his account balance represents benefits earned for services performed in 2015. Each of these plans are discussed in more detail under "Nonqualified Deferred Compensation Benefits" below.

(4)
Because Mr. Mock terminated employment with the Company effective April 15, 2015, he would not have been entitled to any potential change in control payments under the Company's Incentive Plans if a change in control had occurred on December 31, 2015, other than the acceleration of the payment of his account balances under the Cash Long-Term Plan that were earned for services performed in years prior to 2015 and were 100% vested prior to December 31, 2015.

Nonqualified Deferred Compensation Benefits
The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our nonqualified defined contribution and deferred compensation plans as of December 31, 2015.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2015

Name	Plan Name	Executive Contributions in 2015 ($)(1)	Employer Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)(2)	Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance at December 31, 2015 ($)
Alfred M. Rankin, Jr.	Executive Excess Plan	$0	$299,844	$45,720	$376,867(3)	$345,564(4)
Kenneth C. Schilling	Excess Plan	$34,173	$49,444	$11,530	$104,752(3)	$95,147(4)
Colin Wilson	Excess Plan	$77,722	$144,233	$31,300	$264,043(3)	$253,255(4)
	Frozen Unfunded Plan	$0(5)	$0(5)	$41,846	$55,533(6)	$1,356,473(7)
	Cash Long-Term Plan	$0(5)	$0(5)	$21,586	$557,589	$525,724(8)
Charles F. Pascarelli	Excess Plan	$24,541	$64,477	$13,779	$83,527(3)	$102,797(4)
Rajiv K. Prasad	Excess Plan	$33,069	$54,155	$12,508	$105,375(3)	$99,732(4)
	Cash Long-Term Plan	$0(5)	$0(5)	$10,623	$159,982	$258,717(8)
Ralf A. Mock	Cash Long-Term Plan	$0(5)	$0(5)	$3,380	$379,773	$678,261(8)

(1)	These amounts, which were otherwise payable in 2015 but were deferred at the election of the executives, are included in the Summary Compensation Table.

(2)	All employer contributions and the above-market earnings portion of the amounts shown in the "Aggregate Earnings" column are included in the Summary Compensation Table.

(3)
The NEOs each receive payment of the amounts earned under the Excess Plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2014 were made in 2015, they are reflected as a distribution in 2015. Because the payments for 2015 were made in 2016, they are reflected in the NEO's aggregate balance as of December 31, 2015 and are not reflected as a distribution in 2015.

(4)
$336,421 of Mr. A. Rankin's account balance, $93,156 of Mr. Schilling's account balance, $247,419 of Mr. Wilson's account balance, $97,653 of Mr. Prasad's account balance and $100,507 of Mr. Pascarelli's account balance is reported in the 2015 Summary Compensation Table. Because the entire account balance under the Excess Plans is paid out each year, none of their current account balance was previously reported in prior Summary Compensation Tables.

(5)	No additional contributions (other than interest credits) were made to the Frozen Unfunded Plan. No contributions were made to the Cash Long-Term Plan for Messrs. Wilson, Prasad or Mock for 2015.

(6)
The interest that is accrued under the Frozen Unfunded Plan each calendar year is paid no later than March 15th of the following year. Because the interest that was credited to Mr. Wilson's account for 2014 was paid in 2015, it is reflected as a distribution for 2015.

(7)
$7,567 of Mr. Wilson's account balance is reported in the 2015 Summary Compensation Table. $259,864 of Mr. Wilson's account balance was previously reported in prior summary compensation tables of the Company.

(8)
Messrs. Wilson and Prasad participated in the Cash Long-Term Plan for periods prior to 2013, and Mr. Mock received awards issued under the Cash Long-Term Plan for years prior to 2015. $5,526 of Mr. Wilson's account balance and $2,720 of Mr. Prasad's account balance is reported in the 2015 Summary Compensation Table. In addition, $1,107,518 of Mr. Wilson's account balance and $62,928 of Mr. Prasad's account balance was previously reported in prior summary compensation tables of the Company.

Description of Nonqualified Deferred Compensation Plans
Refer to "Retirement Plans" on page 27 for a detailed discussion of the terms of our nonqualified deferred compensation plans. The following is a summary of special rules that apply under each plan that are not otherwise described therein.

Executive Excess Plan: In addition to the substitute matching and profit sharing benefits previously described, Mr. A. Rankin also annually receives a benefit of $37,710 credited to his account under the Executive Excess Plan.
Frozen Unfunded Plan: From January 1, 2000 through May 31, 2000, Mr. Wilson was not eligible to participate in our tax-favored defined contribution plan. Instead, he deferred a portion of his salary and bonus under the Frozen Unfunded Plan. When he became a participant in the U.S. qualified defined contribution plan, these additional deferrals ceased.
Cash Long-Term Plan: The awards granted under the Cash Long-Term Plan are subject to the following rules:

•	The awards are immediately vested as of the grant date of the award (which is the January 1st following the end of the performance period).

•	Once granted, awards are not subject to any forfeiture or risk of forfeiture.

•
Awards approved by the Compensation Committee for a calendar year are credited to separate sub-accounts established for each participant for each award year. During 2015, the sub-accounts were credited with 2% interest during the year. If a participant remained actively employed through 2015, additional interest was credited based on the chart that converted the payout factor under the Cash Long-Term Plan to a specified interest rate, with a maximum of 14% maximum per year.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.

Defined Benefit Pension Plans
The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under our qualified and nonqualified pension plans.
PENSION BENEFITS
As of Fiscal Year Ended December 31, 2015

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alfred M. Rankin, Jr.	N/A (1)	N/A		N/A	N/A
Kenneth C. Schilling	N/A (1)	N/A		N/A	N/A
Colin Wilson	The UK Plan	6.60	(2)	$438,943	$0
Charles F. Pascarelli	N/A (1)	N/A		N/A	N/A
Rajiv K. Prasad	N/A (1)	N/A		N/A	N/A
Ralf A. Mock	N/A (1)	N/A		N/A	N/A

(1)	Messrs. A. Rankin, Schilling, Prasad, Pascarelli and Mock have never participated in any of our defined benefit pension plans.

(2)	For Mr. Wilson, the number of years of credited service taken into account to determine pension benefits under the UK Plan was frozen as of May 31, 1995.
Description of Pension Plans
Messrs. A. Rankin, Schilling, Prasad, Pascarelli and Mock do not participate in any of our pension plans. Mr. Wilson is entitled to receive frozen pension benefits that are 100% vested.
The amounts shown above were determined as of December 31, 2015, which is the measurement date for pension benefits that is used in our financial statements. In determining the present value of the pension benefits under the UK Plan, a discount rate of 3.70% and an assumed retirement age of 65 with no pre-retirement decrement was used. The following additional material assumptions were used in the calculations:

•	For the UK Plan, the SAPS series mortality table, year of use 2015, with a 1.25 multiplier and an annual cost-of-living adjustment of 2.0% (in-payment and in-deferment).
Mr. Wilson was a participant in the UK Plan for periods prior to May 31, 1995. His pension benefits in the UK Plan are generally computed under the following formula: 1/45th of "final average pay" multiplied by years of credited service before June 30, 2004 plus 1/60th of "final average pay" multiplied by years of credited service after June 30, 2004. For computing pension benefits under the UK Plan, "final average pay" is based on the highest annual average of pay in any period of three consecutive years in the ten years immediately preceding May 31, 1995 for Mr. Wilson. For purposes of the UK Plan, "pay" is generally a participant's annual salary excluding bonuses, commissions, overtime payments and shift allowances less a U.K. based national insurance contributions deduction. Mr. Wilson is eligible for unreduced early retirement benefits under the UK Plan. Pension payments are paid in the form of a monthly annuity with survivorship protection.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Set forth in the following tables is the indicated information as of February 26, 2016 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, NEOs and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock
Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class(1)
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	Class A	833,037	(2)	—		833,037	(2)	6.70%
LSV Asset Management (3) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	Class A	768,476	(3)	—		768,476	(3)	6.18%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	343,013	(4)	326,532	(4)	669,545	(4)	5.38%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	Class A	626,292		14,169		640,461		5.15%
John C. Butler, Jr. (6)	Class A	33,480		1,068,697	(7)	1,102,177	(7)	8.86%
Carolyn Corvi (6)	Class A	3,718		—		3,718		—
John P. Jumper (6)	Class A	4,044		—		4,044		—
Dennis W. LaBarre (6)	Class A	13,142		—		13,142		0.11%
F. Joseph Loughrey (6)	Class A	2,465		—		2,465		—
Alfred M. Rankin, Jr.	Class A	266,732		1,042,522	(8)	1,309,254	(8)	10.53%
Claiborne R. Rankin (6)	Class A	127,570		999,905	(9)	1,127,475	(9)	9.07%
John M. Stropki (6)	Class A	4,326		—		4,326		—
Britton T. Taplin (6)	Class A	31,824		332,287	(10)	364,111	(10)	2.93%
Eugene Wong (6)	Class A	12,391		—		12,391		0.10%
Colin Wilson	Class A	22,544		—		22,544		0.18%
Kenneth C. Schilling	Class A	28,529		—		28,529		0.23%
Charles Pascarelli	Class A	8,136		—		8,136		—
Rajiv K. Prasad	Class A	9,823		—		9,823		—
Ralf Mock	Class A	—		—		—		—
All executive officers and directors as a group (27 persons)	Class A	669,978		1,471,381	(11)	2,141,359	(11)	17.23%

(1)	Less than 0.10%, except as otherwise indicated.

(2)
A Schedule 13G/A, which was filed with the SEC with respect to Class A Common on February 9, 2016, reported that Dimensional Fund Advisors LP ("Dimensional"), may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to certain other commingled group trusts and separate accounts, which own the shares of Class A Common. Such investment companies, trusts and accounts are referred to collectively as the Dimensional Funds. In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds, which own the shares of Class A Common. In its role as investment adviser, sub-adviser or manager, Dimensional possesses the sole power to vote 810,481 shares of Class A Common and the sole power to invest 833,037 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)
A Schedule 13G filed with the SEC with respect to Class A Common on February 11, 2016 reported that LSV Asset Management is the beneficial owner of 768,476 shares of Class A Common, has sole voting power over 418,058 shares of Class A Common and has sole dispositive power over 768,476 shares of Class A Common and may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(4)
Beatrice B. Taplin may be deemed to be a member of a "group," as defined under the Exchange Act, as a result of holding interests in Abigail LLC ("Abigail"). Ms. Taplin, therefore, may be deemed to beneficially own and share the power to vote 326,532 shares of Class A Common held by Abigail. Ms. Taplin disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interests in such entity.

(5)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2016 reported that The Vanguard Group, Inc. is the beneficial owner of 640,461 shares of Class A Common, has sole voting power over 14,669 shares of Class A Common, has sole dispositive power over 626,292 shares of Class A Common and has shared dispositive power over 14,169 shares of Class A Common. According to the report, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., subsidiaries of The Vanguard Group, Inc., beneficially own shares of Class A Common reported by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company is the beneficial owner of 14,169 shares of Class A Common as a result of it serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd. is the beneficial owner of 500 shares of Class A Common as a result of it serving as investment manager of Australian investment offerings.

(6)
Pursuant to our Non-Employee Directors' Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 26, 2016. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2016 by taking the amount of such director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2016.

(7)
J.C. Butler, Jr. may be deemed to be a member of the group described in Note (8) below, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates (as defined below). In addition, Mr. Butler may be deemed to be a member of a group described in note (8) below, as defined under the Exchange Act, as a result of partnership interests in Rankin I (as defined below) and Rankin IV (as defined below) held by Mr. Butler's spouse. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote 338,756 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Associates and 309,560 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Butler are 1,068,697 shares of Class A Common held by (a) members of Mr. Butler's family, (b) trusts for the benefit of members of Mr. Butler's family and (c) Rankin I, Associates and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(8)
Alfred M. Rankin, Jr. may be deemed to be a member of Rankin Associates II, L.P. (" Associates"), which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc. ("RMI"), the general partner of Associates. Associates may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. As a result of holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. Mr. Rankin may be deemed to be a member of Rankin Associates I, L.P. ("Rankin I"), and the trusts holding limited partnership interests in Rankin I may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,756 shares of Class A Common held by Rankin I. Although Rankin I holds the 338,756 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general partnership interests and limited partnership interests in Rankin I share with each other the power to dispose of such shares. As a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to vote and dispose of, 338,756 shares of Class A Common held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P. (" Rankin IV"). As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 309,560 shares of Class A Common held by

Rankin IV. Although Rankin IV holds the 309,560 shares of Class A Common it does not have any power to vote or dispose of such shares of Class A Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all the partnership interests of Rankin I. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. Included in the table above for Mr. Rankin are 1,042,522 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9)
Claiborne R. Rankin may be deemed to be a member of the group described in note (8) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of the group described in Note (8) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Rankin may be deemed to be a member of a group described in note (8) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 338,756 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Associates and 309,560 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 999,905 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(10)
Britton T. Taplin may be deemed to be a member of a "group," described in note (4) as a result of holding interests in Abigail. Mr. Taplin, therefore, beneficially owns and shares the power to vote 326,532 shares of Class A Common held by Abigail. Mr. Taplin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in such entity. Mr. Taplin also is deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares.

(11)
The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which Mr. Butler has disclaimed beneficial ownership in note (7) above. Mr. A. Rankin has disclaimed beneficial ownership in note (8) above, Mr. C. Rankin has disclaimed beneficial ownership in note (9) above and Mr. B. Taplin has disclaimed beneficial ownership in note (10) above. As described in note (6) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 26, 2016 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock
Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class(1)
Clara Taplin Rankin, et al. (2) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(2)	—	(2)	3,302,756	(2)	83.79%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	680,523	(3)	—		680,523	(3)	17.26%
Rankin Associates I, L.P., et al. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(4)	—	(4)	605,986	(4)	15.37%
Rankin Associates IV, L.P., et al. (5) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(5)	—	(5)	490,440	(5)	12.44%
Rankin Associates II, L.P. et. al. (6) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(6)	—	(6)	338,295	(6)	8.58%
FMR LLC (7) 245 Summer Street Boston, MA 02210	Class B	—	(7)	—	(7)	310,000	(7)	7.90%
J.C. Butler, Jr.	Class B	27,272	(8)	1,493,307	(8)	1,520,579	(8)	38.58%
Carolyn Corvi	Class B	—		—		—		—
John P. Jumper	Class B	326		—		326		—
Dennis W. LaBarre	Class B	9,424		—		9,424		0.24%
F. Joseph Loughrey	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	247,153	(9)	1,491,360	(9)	1,738,513	(9)	44.10%
Claiborne R. Rankin	Class B	123,760	(10)	1,457,603	(10)	1,581,363	(10)	40.12%
John M. Stropki	Class B	—		—		—		—
Britton T. Taplin	Class B	33,539		5,755	(11)	39,294	(11)	1.00%
Eugene Wong	Class B	5,812		—		5,812		0.15%
Kenneth C. Schilling	Class B	7,024		—		7,024		0.18%
Colin Wilson	Class B	—		—		—		—
Charles Pascarelli	Class B	—		—		—		—
Rajiv K. Prasad	Class B	—		—		—		—
Ralf Mock	Class B	—		—		—		—
All executive officers and directors as a group (27 persons)	Class B	466,031	(12)	1,578,583	(12)	2,044,614	(12)	51.87%

(1)	Less than 0.10%, except as otherwise indicated.

(2)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 16, 2016, (the "Stockholders 13D"), reported that, except for Hyster-Yale Materials Handling, Inc., the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships (the "Signatories"), may be deemed to be a "group" as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 3,302,756 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 83.79% of the Class B Common outstanding on February 26, 2016 or 63.69% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, Hyster-Yale may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.

(3)
Beatrice B. Taplin has the sole power to vote and dispose of 680,523 shares of Class B Common held in trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders' agreement.

(4)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 16, 2016, reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 605,986 shares of Class B Common held by Rankin I. Although Rankin I holds the 605,986 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.

(5)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 16, 2016, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 490,440 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 490,440 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(6)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 16, 2016, reported that Associates and the trusts holding limited partnership interests in Associates may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class B Common held by Associates. Although Associates holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(7)	Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.
Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(8)
J.C. Butler, Jr. may be deemed to be a member of the group described in Note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Butler may be deemed to be a member of a group described in notes (4) and (5) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV held by Mr. Butler's spouse. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 605,986 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Associates and 490,440 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Associates, Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Associates, Rankin I and Rankin IV is also subject to the stockholders' agreement. Included in the table above for Mr. Butler are 1,493,307 shares of Class B Common held by (a) members of Mr. Butler's family, (b) trusts for the benefit of members of Mr. Butler's family and (c) Rankin I, Associates and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders' agreement.

(9)
Alfred M. Rankin, Jr. may be deemed to be a member of the group described in Notes (4), (5) and (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV and Associates. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 605,986 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Associates and 490,440 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Associates, Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Associates, Rankin I and Rankin IV is also subject to the stockholders' agreement. Included in the table above for Mr. Rankin are 1,491,360 shares of Class B Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.

(10)
Claiborne R. Rankin may be deemed to be a member of the group described in Notes (4), (5) and (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV and Associates. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 605,986 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Associates and 490,440 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Associates, Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Associates, Rankin I and Rankin IV is also subject to the stockholders' agreement. Included in the table above for Mr. Rankin are 1,457,603 shares of Class B Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Claiborne R. Rankin is subject to the stockholders' agreement.

(11)
Britton T. Taplin is deemed to share with his spouse voting and investment power over 5,755 shares of Class B Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares.

(12)
The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Butler has disclaimed beneficial ownership in note (8) above, Mr. A. Rankin has disclaimed beneficial ownership in note (9) above, Mr. C. Rankin has disclaimed beneficial ownership in note (10) above and Mr. Taplin has disclaimed beneficial ownership in note (11) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and a nephew of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. and Claiborne R. Rankin. J.C.

Butler, Jr., a director of the Company, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 2,272,808 shares, or 18.28%, of the Class A Common and 2,690,830 shares, or 68.26%, of the Class B Common outstanding on February 26, 2016. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,484,372 shares, or 19.98%, of the Class A Common and 2,725,137 shares, or 69.13%, of the Class B Common outstanding on February 26, 2016. Such shares of Class A Common and Class B Common together represent 57.35% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES
Stockholder recommendations for nominees for election to our Board of Directors must be submitted to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:

1.
The name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;

2.
Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors;

4.	The disclosure of any relationship the candidate being recommended has with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.
A description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

6.
A written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and, in the event that the NCG Committee desires to do so, has consented to be named in our Proxy Statement and to serve as one of our directors, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that Directors of the Company must possess. In evaluating Director nominees, the NCG Committee will consider the entirety of each proposed director nominee's credentials. The NCG Committee will generally consider a diverse number of factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new director candidates. In general, the NCG Committee's goal in selecting directors for nomination to our Board of Directors is to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.
The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board of Directors. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of

Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board of Directors, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received at our executive offices on or before November 25, 2016. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 25, 2016 but on or before January 24, 2017 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 25, 2016 and January 24, 2017. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS
The directors know of no other matters which are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
Charles A. Bittenbender
Secretary
Cleveland, Ohio
March 18, 2016
It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to fill out, sign, date and return the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to be able to attend the annual meeting and vote in person, please contact our Vice President, Deputy General Counsel at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, or call (440) 449-9600 or email ir@hyster-yale.com.

HYSTER-YALE
MATERIALS HANDLING

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 3, 2016

Vote by Internet

- Go to **www.investorvote.com/HY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: 01 - J.C. Butler, Jr.; 02 - Carolyn Corvi; 03 - John P. Jumper; 04 - Dennis W. LaBarre; 05 - F. Joseph Loughrey; 06 - Alfred M. Rankin, Jr.; 07 - Claiborne R. Rankin; 08 - John M. Stropki; 09 - Britton T. Taplin; 10 - Eugene Wong

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **Mark here to vote FOR ALL EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Proposal to approve on an advisory basis, the Company's Named Executive Officer compensation.	☐	☐	☐
3. Proposal to confirm the appointment of Ernst & Young, LLP, the independent registered public accounting firm of the Company, for the current fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

029NOE

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of
Hyster-Yale Materials Handling, Inc. Stockholders

May 4, 2016, 9:00 a.m. Local Time
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Dr., Cleveland, OH 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Hyster-Yale Materials Handling, Inc.

Notice of 2016 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2016

John P. Jumper, F. Joseph Loughrey and Alfred M. Rankin, Jr., or any of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. to be held on May 4, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)